Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND AMONG

DELTA TWO HOLDINGS, LLC,

BUFFALO STUDIOS LLC,

ALL OF THE MEMBERS OF THE COMPANY LISTED ON THE SIGNATURE PAGES HERETO,

CHRISTIE S. TYLER,

As The Representative,

AND

CAESARS INTERACTIVE ENTERTAINMENT, INC.

Dated as of

December 27, 2012

*	Confidential treatment has been requested with respect to portions of this agreement as indicated by “[***]” and such confidential portions have been deleted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(i)

2.25	Certain Payments	32
2.26	No Other Agreements to Sell the Purchased Assets	32
2.27	Brokerage	33
2.28	Takeover Statutes	33
2.29	Merger of Bingo Blitz LLC	33

	ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER		33

3.1	Organization; Corporate Power	33
3.2	Authorization	34
3.3	No Conflict; Required Filings and Consents	34
3.4	Assets, Liabilities and Operations	34
3.5	Financing	34
3.6	HSR Threshold	34
3.7	Brokerage	34

	ARTICLE IV
PRE-CLOSING COVENANTS		35

4.1	Conduct of Business by the Company	35
4.2	Access to Information	37
4.3	Consents	37
4.4	Notice of Developments	38
4.5	Information Technology and Intellectual Property	38
4.6	Exclusivity	39
4.7	Termination of Certain Related-Party Arrangements	40
4.8	Efforts	40

	ARTICLE V
ADDITIONAL AGREEMENTS		40

5.1	Public Disclosure	40
5.2	Approvals	40
5.3	Additional Documents and Further Assurances; Cooperation	40
5.4	Employee Matters	41
5.5	Collection of Receivables	42
5.6	Records and Documents	42
5.7	Tax Matters	42
5.8	Authorizations; Notices and Consents	43
5.9	Expenses	44
5.10	Name Change	44
5.11	No Dissolution	44
5.12	Treatment of Options	44
5.13	Confidentiality	44
5.14	No Use of Purchased Assets	45
5.15	Trademark Acquisition	45

(ii)

	ARTICLE VI
CLOSING		45

6.1	Closing	45
6.2	Conveyances at Closing	45
6.3	Conditions to Obligation of Buyer	48
6.4	Conditions to Obligation of the Company	49

	ARTICLE VII
INDEMNIFICATION		50

7.1	Survival Periods	50
7.2	Indemnification of the Buyer Indemnified Parties by the Company	51
7.3	Indemnification of the Seller Indemnified Parties by Buyer	52
7.4	Special Rules for Fraud and Willful Misconduct, Excluded Liabilities and Covered Matters	53
7.5	Method for Asserting Indemnification Claims	53
7.6	Interpretation	55
7.7	Determination of Amount of Losses	55

	ARTICLE VIII
TERMINATION		56

8.1	Termination	56
8.2	Effect of Termination	57

	ARTICLE IX
DEFINITIONS		57

9.1	Interpretation	57
9.2	Certain Definitions	57

	ARTICLE X
MISCELLANEOUS		70

10.1	No Third-Party Beneficiaries	70
10.2	Entire Agreement	70
10.3	No Assignment; Binding Effect	71
10.4	Counterparts	71
10.5	Titles	71
10.6	Notices	71
10.7	Governing Law	72
10.8	Consent to Jurisdiction	72
10.9	Waiver of Trial by Jury	73

(iii)

10.10	Amendment or Modification	73
10.11	Waivers	73
10.12	Specific Performance	73
10.13	Cumulative Remedies	74
10.14	Construction	74
10.15	Severability of Provisions	74
10.16	Representation by Counsel	74
10.17	Representative	75
10.18	Buyer Parent Guarantee	76

Annex A	Members
Annex B	Assumed Liabilities
Annex C	Excluded Assets
Annex D	Excluded Contracts

Exhibit A	Delta Two Holdings, LLC Retention Bonus Plan
Exhibit B	Essential Employees
Exhibit C	Form of Escrow Agreement
Exhibit D	Illustrative Working Capital Calculation
Exhibit E	Illustrative Estimated Closing Purchase Price Calculation
Exhibit F	[***]
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Bill of Sale
Exhibit I	Form of IP Assignment Agreements
Exhibit J	Form of Transition Services Agreement
Exhibit K	Form of Confidentiality and Noncompetition Agreement
Exhibit L	COBRA Coverage
Exhibit M	Form of Option Cancellation Agreement

Schedule 6.2(a)(vi)	List of Persons Executing Confidentiality and Noncompetition Agreement
Schedule 7.2(a)(v)	Covered Matters

(iv)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with the Company Disclosure Schedule and the other schedules, exhibits and annexes hereto, this “Agreement”) is dated and effective as of December 27, 2012, by and among Delta Two Holdings, LLC, a Nevada limited liability company (“Buyer”), Buffalo Studios LLC, a California limited liability company (the “Company”), all of the Members of the Company, each of whom is listed on the signature pages hereto (each, a “Member”, and together with the Company, the “Sellers”), Christie S. Tyler, solely in his capacity as Representative (“Representative”), and solely for purposes Article X, Caesars Interactive Entertainment, Inc., a Delaware corporation (“Buyer Parent”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in Article IX.

RECITALS

WHEREAS, the Company is engaged in the business of designing, developing, distributing, licensing, marketing and operating multi-platform bingo, slot and scratch lottery games, including but not limited to, Bingo Blitz, Bingo Rush, Slots Blitz and Scratcher’s Blitz (collectively, the “Buffalo Games”) via online and mobile distribution channels (collectively, the “Business”);

WHEREAS, the Company uses the Purchased Assets (as defined below) in the conduct of the Business;

WHEREAS, the Company desires to sell, and the Members desire the Company to sell, and Buyer desires to purchase, all of the Company’s right, title and interest in and to the Purchased Assets on the terms and conditions contained herein (the “Asset Purchase”);

WHEREAS, as further condition and inducement to the willingness of Buyer to enter into this Agreement and concurrent with the execution and delivery of this Agreement, the Essential Employees will participate in the Delta Two Holdings, LLC Retention Bonus Plan in the form attached hereto as Exhibit A (the “Retention Bonus Plan”), which shall provide for the payment of the cash retention bonus payments set forth therein, subject to the satisfaction of certain conditions; and

WHEREAS, the Members and the managers of the Company have unanimously approved this Agreement and the transactions contemplated herein, including the Asset Purchase, in accordance with applicable Law and the Operating Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale; Assumption and Exclusion of Liabilities.

(a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to all of the assets, properties, rights and claims of the Company (other than the Excluded Assets) of every nature, real or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of the Company, wherever located, whether tangible or intangible, as the same shall exist at the Closing, free and clear of all Liens (the assets to be purchased by Buyer being referred to as the “Purchased Assets”), including, without limitation:

(i) all Accounts Receivable and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including, without limitation, any prepaid insurance premiums) relating to or used in the Business;

(ii) all Contracts to the extent related to the Business, other than the Excluded Contracts (the “Assumed Contracts”);

(iii) all Leases set forth on Schedule 2.13 of the Company Disclosure Schedule (the “Assumed Leases”);

(iv) all Fixtures and Equipment relating to or used in the Business;

(v) all inventory relating to or used in the Business, if any;

(vi) all Records relating to or used in the Business;

(vii) the Company Intellectual Property, including but not limited to the Company Intellectual Property set forth on Schedule 2.10 of the Company Disclosure Schedule, other than the Excluded Assets that relate to the Company’s intellectual property;

(viii) all Permits (to the extent transferable);

(ix) the E&O Policy;

(x) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to or used in the Business;

(xi) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to the Company pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

(xii) all deposits and prepaid expenses of the Company to the extent included in Closing Working Capital;

(xiii) all intangible assets, including goodwill; and

(xiv) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including, without limitation, any Liens, security interests, pledges or other rights to payment or to enforce payment in connection with products relating to or used in the Business on or prior to the Closing Date.

Any Software sold, transferred, conveyed, assigned and delivered to Buyer pursuant hereto shall be (or deemed to have been) sold, transferred, conveyed, assigned and delivered electronically.

(b) Assumption of Certain Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer will assume only the Assumed Liabilities. Notwithstanding any other provision of this Agreement, except for the Assumed Liabilities, Buyer shall not assume, or otherwise be responsible for, any of the Excluded Liabilities, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof. The fact that a particular matter or circumstance does or does not, or may or may not, constitute a breach by the Company of its representations and warranties set forth in Article II hereof shall not have any relevance to the determination of whether any Liability or obligation related thereto is, or is not, an Excluded Liability. Likewise, disclosure of a Liability or potential Liability to Buyer on the disclosure schedules hereto or otherwise shall not have any relevance to the determination of whether any Liability of obligation is, or is not, an Excluded Liability, except with respect to the Assumed Liabilities.

1.2 Purchase Price.

(a) Upon the terms and subject to the conditions contained herein, as consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate purchase price shall be equal to (i) $44,000,000 (the “Cash Payment”), plus (ii) the Earnout Amount; provided, however that post-Closing the Purchase Price shall be further reduced or increased, as applicable, by the Adjustment Amount (as defined below).

(b) Notwithstanding anything in this Agreement to the contrary, at the Closing, Buyer shall withhold from the Purchase Price and deposit into an interest bearing escrow account (the “Escrow Fund”) with U.S. Bank National Association (“Escrow Agent”) an aggregate amount equal to $[***] (such aggregate amount, the “Escrow Amount”). The Escrow Amount shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of an escrow agreement to be entered into among Buyer, the Company and the Escrow Agent on the Closing Date, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

1.3 Delivery of Closing Payment Certificate.

(a) Estimated Working Capital.

(i) Attached hereto as Exhibit D, for illustrative purposes only, is a sample calculation of the Company’s Working Capital as of the date of the Latest Balance Sheet (the “Illustrative Working Capital Calculation”). The parties agree that, subject to the accuracy of the representations and warranties set forth in Section 2.7, as such representations and warranties relate to the Latest Balance Sheet, the Illustrative Working Capital Calculation represents the Company’s agreed upon Working Capital as of the date of the Latest Balance Sheet.

(ii) Not more than three Business Days (but at least five calendar days) prior to the Closing Date, the Company shall in good faith cause to be prepared and delivered to Buyer a certificate, such certificate to be in form and substance reasonably satisfactory to Buyer (the “Closing Payment Certificate”), setting forth the Company’s good faith estimate of the amount of Working Capital, as of the close of business on the day immediately preceding the Closing Date, which amount shall be reasonably acceptable to Buyer (such estimate, the “Estimated Working Capital”). The Estimated Working Capital shall be calculated in accordance with the Illustrative Working Capital Calculation and using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet (excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby).

(b) Estimated Closing Purchase Price.

(i) Attached hereto as Exhibit E, for illustrative purposes only, is a sample calculation of the Estimated Closing Purchase Price as of the date of the Latest Balance Sheet (the “Illustrative Estimated Closing Purchase Price Calculation”). Not more than 10 Business Days (but at least five calendar days) prior to the Closing Date, the Company shall in good faith cause to be prepared and delivered to Buyer, as part of the Closing Payment Certificate, the Company’s calculation of the Estimated Closing Purchase Price (as defined below), which calculation shall be reasonably acceptable to Buyer. The Estimated Closing Purchase Price shall be calculated in accordance with the Illustrative Estimated Purchase Price Calculation and using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet (excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby).

(ii) For purposes hereof, the “Estimated Closing Purchase Price” means an amount equal to (A) the Cash Payment; (B) minus the Escrow Amount; (C) minus the Closing Working Capital Shortage, if any; and (D) plus the Closing Working Capital Excess, if any. The Estimated Closing Purchase Price shall be subject to post-Closing adjustment as set forth in Section 1.4 hereof.

1.4 Post-Closing Adjustments to Estimated Purchase Price.

(a) Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to the Company a certificate (the “Closing Statement”) setting forth Buyer’s calculation of (i) each component of the Closing Working Capital; (ii) the Closing Working Capital Excess or Closing Working Capital Shortage, if any taken, into account in determining the Estimated Closing Purchase Price pursuant to Section 1.3(b); and (iii) the Adjustment Amount. The Closing Statement shall be prepared in accordance with the Illustrative Working Capital Calculation and the Estimated Closing Purchase Price Calculation, and using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet, excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

(b) During the 30 day period after delivery of the Closing Statement, Buyer will make available to the Company and the Company’s accountant all records and work papers used in preparing the calculations in the Closing Statement. If the Company disagrees with any of Buyer’s calculations set forth in the Closing Statement, the Company may, within 30 days after receipt of the Closing Statement, deliver a written notice (the “Closing Statement Objection Notice”) to Buyer disagreeing with such calculations and setting forth the Company’s calculation of such amounts together with a reasonable explanation thereof. Any such Closing Statement Objection Notice shall specify in reasonable detail those items and amounts as to which the Company disagrees. After the end of such 30-day period other than as set forth in Section 1.4(c) below, neither Buyer nor the Company may introduce additional disagreements with respect to any item in the Closing Statement or increase the amount of any disagreement, and any item not so identified on the Closing Statement Objection Notice shall be deemed to be agreed to by the Parties.

(c) If a Closing Statement Objection Notice is delivered pursuant to Section 1.4(b), the Company and Buyer shall, during the 30 days following such delivery, use their commercially reasonable efforts and negotiate in good faith to reach agreement on the value of the disputed items or amounts, which such value shall not be greater than the greatest value for such items or amounts set forth in the Closing Payment Certificate or the Closing Statement (as the case may be) or lesser than the smallest value for such items or amounts set forth in the Closing Payment Certificate or the Closing Statement (as the case may be) (the “Valuation Range”). If, during such period, the Company and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Auditor to promptly review this Agreement for the purpose of calculating the value of those items or amounts disputed by the Company in the Closing Statement Objection Notice which remain in dispute. In making such calculations, the Auditor (i) shall consider only those items or amounts disputed by the Company in the Closing Statement Objection Notice which remain in dispute, and (ii) shall make whatever determination of each disputed items or amounts that it deems to be the most consistent with the terms of this Agreement. The Auditor’s determination will be based solely on presentations by the Company and Buyer which are in accordance with the guidelines and procedures set forth in this

Agreement (i.e., not on the basis of independent review) and the Auditor shall deliver to the Company and Buyer as promptly as practicable (but in any event within 30 days of its retention) a written report setting forth such calculation. For the avoidance of doubt, the Auditor shall not be required to select either the position of Buyer or the Company as a resolution for each item or amount disputed but may impose an alternative resolution; provided that such alternative resolution must be within the Valuation Range with respect to each disputed item or amount. Such written report shall be final, binding and conclusive upon the Company and Buyer. The fees and disbursements of the Auditor shall be allocated between Buyer and the Company in the same proportion that the aggregate dollar value of disputed amounts submitted to the Auditor that are unsuccessfully disputed by each party (as finally determined by the Auditor) bears to the total dollar value of disputed amounts submitted to the Auditor, and all other costs and expenses shall be paid by the respective party incurring such expense.

1.5 Post-Closing Adjustment Payments.

(a) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the amount, if any, by which Closing Working Capital exceeds or is less than Estimated Working Capital (with any such excess expressed as a positive number and any such deficit expressed as a negative number).

(b) If the Adjustment Amount, as finally determined pursuant hereto, is a negative number, Buyer shall, at its option, have the right to do one or more of the following:

(i) request that the Company pay to Buyer all or a portion of the Adjustment Amount by wire transfer of immediately available funds to an account designated by Buyer; and/or

(ii) request payment for all or a portion of the Adjustment Amount from the Escrow Amount.

(c) If the Adjustment Amount, as finally determined pursuant hereto, is a positive number, Buyer shall, within five calendar days following the date on which such amount is finally determined, deliver to the Company such Adjustment Amount by wire transfer of immediately available funds to the account designated by the Company.

1.6 Earnout.

(a) [***]. On or before the Earnout Calculation Date, Buyer shall in good faith cause to be prepared and delivered to the Representative, a reasonably detailed statement setting forth Buyer’s calculation of the Earnout Amount (the “Earnout Statement”). The Earnout Statement shall be prepared in accordance with [***] and using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet (excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby).

(b) For purposes of this Agreement:

(i) “Earnout Amount” means an amount equal to [***].

(ii) “Company EBITDA” means, [***].

(c) On or before the Earnout Payment Date, Buyer will pay the Earnout Amount, if any, to the Company by wire transfer of immediately available funds to an account designated in writing by the Company.

(d) The Representative may dispute the calculation of the Earnout Amount by providing written notice (a “Dispute Notice”) to Buyer within 15 days of the Representative’s receipt of the Earnout Statement. The Dispute Notice shall identify each disputed item, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. Buyer shall provide the Representative and his representatives with reasonable access to all financial information, records, and work papers applicable to the calculation of the Company EBITDA as may be reasonably requested by the Representative or his representatives in connection with his or their review of the Earnout Statement. In the event of any such disputes, Buyer and the Representative shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and the Representative reflecting such resolution. If Buyer and the Representative are unable to reach such resolution within 30 days after the Representative’s delivery of the Dispute Notice to Buyer, then Buyer and the Representative shall promptly submit any remaining disputed items for final binding resolution to the Auditor, following which the provisions of Section 1.4(c) above shall govern with respect to the resolution of such dispute. The written report delivered by the Auditor shall be final, binding and conclusive upon the Company and the Representative. The fees and disbursements of the Auditor shall be allocated between Buyer and the Representative in the same proportion that the aggregate dollar value of disputed amounts submitted to the Auditor that are unsuccessfully disputed by each party (as finally determined by the Auditor) bears to the total dollar value of disputed amounts submitted to the Auditor, and all other costs and expenses shall be paid by the respective party incurring such expense.

(e) The Earnout Statement shall be deemed to be final, binding and conclusive on Buyer and the Company upon the earliest of (i) the failure of the Representative to deliver to Buyer the Dispute Notice within 15 days of the Representative’s receipt of the Earnout Statement; (ii) the resolution of all disputes by Buyer and the Representative, documented in writing; and (iii) the resolution of all disputes by the Auditor.

1.7 Operating Covenants. During the Earnout Period:

(a) Buyer shall run the day-to-day operation of the Business in the ordinary course consistent with the Company’s past practice [***].

(b) Buyer will use its commercially reasonable efforts to [***]. Buyer’s employees will [***] as needed to [***] as Buyer reasonably requests.

(c) Buyer will incur a minimum customer acquisition marketing spend of $[***] during the Earnout Period, spread equally across such entire period.

(d) Buyer will be under no obligation to research, develop, market, or otherwise incur any costs or expenses in connection with any product or service other than the Buffalo Games.

(e) [***].

(f) [***].

(g) As soon as practicable following the Closing, the parties shall insure that [***].

(h) Buyer nor Buyer Parent will, and neither Buyer nor Buyer Parent will cause their subsidiaries to, acquire [***] (also or formerly known as [***]) or [***].

(i) Buyer shall maintain its own set of books, records, and financial statements.

(j) The parties acknowledge and agree that Buyer shall use all commercially reasonable efforts to [***] within 30 days following the Closing. Any and all costs incurred in connection with [***] shall be included within the calculation of Company EBITDA.

(k) Notwithstanding anything in Section 1.7(a) to the contrary, [***].

1.8 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company and Representative such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other applicable Tax Laws. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller or Representative in respect of whom such deduction and withholding was made by Buyer.

1.9 Transfer Taxes, Fees and Expenses. Buyer, on the one hand, and Sellers, on the other hand, shall each be responsible for and pay one-half of any and all excise, sales, use, registration, stamp, recording, documentary, transfer and similar taxes, levies, charges and fees incurred in connection with the transfer of the Purchased Assets provided for herein (collectively, “Transfer Taxes”). Buyer and Sellers shall cooperate to prepare all Tax Returns with respect to such Transfer Taxes in a manner consistent with this Section 1.9. The responsible party shall (i) timely file all Tax Returns with respect to Transfer Taxes, (ii) timely remit to the applicable Tax Authority payment of all of the Transfer Taxes required to be remitted therewith, and (iii) promptly provide the other party with a copy of such Tax Return and evidence of payment of all Transfer Taxes required to be remitted therewith. If either party has paid any Transfer Taxes allocable to the other party, such other party shall promptly reimburse the party that paid such Transfer Taxes for such other party’s allocable share of such Transfer Taxes. The Buyer, on the one hand, and Sellers, on the other hand, shall each pay one-half of any and all fees and costs of recording or filing all applicable conveyance instruments necessary to effect the transactions contemplated hereby. The Sellers and Buyer shall reasonably cooperate with each other to allow the transactions contemplated by this Agreement to qualify for any exemptions from Transfer Taxes available under applicable Law.

1.10 Allocation of Purchase Price. The Sellers and Buyer agree that as soon as reasonably practicable after the Closing, and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code) shall be allocated among the Purchased Assets in accordance with an allocation schedule (the “Purchase Price Allocation Schedule”), the initial draft of which shall be prepared by Buyer and delivered by Buyer to the Company (the “Allocation”). The parties acknowledge and agree all tangible personal property is being acquired at net book value, as shown on the Latest Balance Sheet. The Sellers and Buyer shall endeavor in good faith to agree on the Purchase Price Allocation Schedule. If Buyer and Sellers have not agreed on the Purchase Price Allocation Schedule within 60 days following its receipt by the Company, then any disputed matter(s) will be finally and conclusively resolved by the Auditor in accordance with the provisions of Section 1.4(c) above and such resolution(s) will be reflected on the Purchase Price Allocation Schedule; provided, however, that in no event shall the amount allocated to items subject to Transfer Tax in the Purchase Price Allocation Schedule (as finally agreed to by the parties or resolved by the Auditor) be inconsistent with the Sellers’ and Buyer’s agreement pursuant to clause (a) of Section 1.9 hereof. The Sellers and Buyer shall bear their own expenses in the preparation and review of the Purchase Price Allocation Schedule, except that the fees and expenses of the

Auditor shall be borne equally by Buyer on the one hand and Sellers on the other hand. The written report delivered by the Auditor shall be final, binding and conclusive upon the Company and the Buyer. The Sellers and Buyer shall prepare mutually acceptable and substantially identical IRS Form 8594 “Asset Acquisition Statements Under Section 1060”, the initial form of which shall be prepared by Buyer, and any amendments thereto required by the purchase price adjustment in Section 5.7(c) hereof, consistent with the Purchase Price Allocation Schedule which the parties shall use to report the transactions contemplated by this Agreement to the applicable Tax Authorities. The Sellers and Buyer agree to take no position and cause their Affiliates to take no position inconsistent with the Allocation for Tax purposes, unless otherwise required by applicable Law or unless the other party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein shall prevent the Sellers or Buyer from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation and neither the Sellers nor Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation. Each of the Sellers and Buyer agree to provide the other promptly with any other information required to complete IRS Form 8594.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith (the “Company Disclosure Schedule”), the Company and each of the Members, jointly and severally, represent and warrant to Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

2.1 Organization; Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Company possesses all requisite power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party. Copies of the Company’s organizational documents have been made available to Buyer and reflect all amendments made thereto at any time prior to the Closing Date and are true, correct and complete. Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business, including the name and address of the registered agent of the Company in each such jurisdiction, and separately lists each other state, province or country in which the Company owns, uses, licenses or leases its assets and properties, or conducts business or has employees or engages independent contractors.

2.2 Authorization. The Company possesses all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by the Company. All limited liability company actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the

Company of this Agreement and the other Transaction Documents which the Company is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been or will be, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes or will constitute, when so duly executed and delivered, a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 Capitalization. As of the date of this Agreement, (i) 30,342 Common Units (the “Units”) are issued and outstanding, (ii) options (vested or unvested) to purchase an aggregate of 3,353 Units are outstanding and (iii) no warrants or other securities to purchase Units are outstanding, all of which are owned by the Persons or entities and in the amounts set forth on Annex A. None of the Units have been issued in violation of, or are subject to, any preemptive or subscription rights, with the exception of those imposed by the Operating Agreement. There are no options for, rights to acquire, agreements to issue, or securities exercisable for or convertible into Units or other equity or ownership interests of the Company, except as set forth on Annex A. All outstanding Units have been issued and granted in compliance with the Company’s organizational documents and applicable Law, including federal and state securities laws and the California Revised Uniform Limited Liability Company Act.

2.4 Subsidiaries; Investments. Except as described on Schedule 2.4, the Company does not control, and since the Company’s inception has not controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own any direct or indirect equity interest or other interest or any right (contingent or otherwise) to acquire the same of, and has not at any time made any other material investment in, any other Person.

2.5 Title to Assets; Sufficiency of Assets; Condition of Assets.

(a) The Company is the sole and exclusive legal, beneficial and equitable owner of all right, title and interest in and have good and marketable title to the Purchased Assets. None of the Purchased Assets are subject to any Liens. No Person other than the Company has any interest in any of the Purchased Assets.

(b) The Purchased Assets are, taken as a whole, suitable for the purposes for which they are being used by the Company and constitute all of the assets necessary for the operation of the Business as presently conducted by the Company, except for the Business conducted pursuant to the Excluded Assets. The Purchased Assets are in good operating condition (normal wear and tear excepted), and are fit in all material respects for use in the ordinary course of business.

(c) The Company has utilized the Purchased Assets in the ordinary course of business and, except as set forth on Schedule 7.2(a)(v), since January 1, 2012, there has not been a material change in the condition (financial or otherwise) of the Purchased Assets, including any material damage, destruction or loss (whether or not covered by insurance) to a Purchased Asset, ordinary wear and tear excepted. The Purchased Assets are not subject to any mortgage, pledge or other Lien on any of the Purchased Assets.

2.6 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of the other Transaction Documents to which the Company is a party and the performance of this Agreement and such other Transaction Documents will not, (i) conflict with or violate any provision of the organizational documents of the Company; (ii) assuming that all consents, approvals, authorizations and permits set forth on Schedule 2.6 have been obtained, conflict with or violate any Law applicable to the Company or any of its respective Affiliates or by which any property or asset of the Company or any of its respective Affiliates is bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract; (iv) result in the creation of a Lien on any property or asset of the Company or any of its respective Affiliates; or (v) cause the Company or any of its respective Affiliates to become subject to, or to become liable for the payment of, any Tax or other financial payment.

(b) Subject to the representations and warranties of Buyer under Section 3.6 being true and correct as of the date of this Agreement and as of the Closing Date, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Authority.

2.7 Financial Statements.

(a) The Company has delivered to Buyer true, correct and complete copies of (i) the Company’s unaudited consolidated balance sheet as of October 31, 2012 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income and cash flow for the ten-month period then ended and (ii) the Financial Statements. Each of the foregoing financial statements (i) is accurate and complete in all material respects; (ii) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects); (iii) has been prepared in accordance with GAAP (other than with respect to revenue recognition accounting principles and accounting for equity awards) consistently applied throughout the periods covered thereby); and (iv) presents fairly the financial condition, results of operations and cash flow of the Company as of the dates and for the periods referred to therein, subject to normal year-end adjustments, none of which would be material, individually or in the aggregate, and the absence of notes.

(b) Neither the Company, nor to the Company’s knowledge, any service provider of the Company, has identified or been made aware of any fraud that involves the management of the Company or other service providers who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any claim or allegation regarding any of the foregoing.

(c) Schedule 2.7(c) sets forth all outstanding Indebtedness of the Company, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness.

2.8 Absence of Undisclosed Liabilities. The Company has no Liability except for Liabilities (a) reflected on the face of the Latest Balance Sheet; (b) incurred in connection with the execution of this Agreement; and (c) of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action or Proceeding, none of which are material individually or in the aggregate and all of which will be included in the calculation of Closing Working Capital).

2.9 Absence of Certain Developments. Since June 30, 2012, the Company has conducted the Business in the ordinary course of business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.9, since June 30, 2012, the Company has not:

(a) sold, leased, assigned, disposed of or transferred (including transfers to the Company or any of its respective employees or Affiliates) any of its assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business;

(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;

(c) committed to make or authorized any capital expenditure in excess of $25,000;

(d) failed to expend funds for capital expenditures or commitments in accordance with past practices;

(e) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business;

(f) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person;

(g) entered into, amended, modified, accelerated or terminated any Material Contract of over $25,000;

(h) granted, issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;

(i) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (or other equity securities), or entered into any agreement with respect to the voting of its capital stock (or other equity securities);

(j) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its membership interests (or other equity securities);

(k) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration;

(l) disclosed any trade secrets (including source code for any Company Product) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement;

(m) transferred (by way of a License, assignment or otherwise) to any Person any right to any Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property entered into with end users of Company products in the ordinary course of business on Company’s standard form agreements;

(n) suffered theft, damage, destruction or casualty loss to its assets, whether or not covered by insurance;

(o) (i) established or increased any compensation or benefits payable or to become payable to any director, officer or other employee of the Company (other than with respect to non-executive employees in the ordinary course of business); (ii) hired or terminated any employee, consultant or director; or (iii) established, adopted, entered into, amended or terminated any Employee Benefit Plan, except to the extent required by applicable Law;

(p) to the knowledge of the Company, experienced any adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the condition (financial or otherwise), results of operations of the Company or the relationships between the employees of the Company and the management of the Company;

(q) made loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(r) forgave any loans to directors, officers, employees or any of their respective affiliates;

(s) made any change in accounting policies, practices, principles, methods or procedures;

(t) (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) made any changes to cash management policies; (iv) delayed or postponed the repair or maintenance of their properties; or (v) varied any inventory purchase practices in any material respect from past practices;

(u) written-off, written-down or revalued, or made any determination to write off, write-down, or revalue, any of its assets and properties, or changed any reserves or liabilities associated therewith;

(v) made, changed or revoked any material Tax election; settled or compromised any claim, notice, audit report or assessment in respect of material Taxes; changed any annual Tax accounting period, or adopted or changed any method of Tax accounting; filed any amended material Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a material Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(w) agreed or committed to do any of the foregoing.

2.10 Intellectual Property.

(a) Schedule 2.10(a)(A) contains a true and complete list of all Company Registered Intellectual Property as of the date hereof, including the following: (i) each patent and patent application; (ii) each registered trademark, trade name or service mark and each trademark, trade name or service mark application; (iii) each social media URL or domain name; (iv) each registered mask work; (v) each registered copyrighted work or application for copyright registration, (vi) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded with any federal, state, local or foreign Governmental or Regulatory Authority, and (vii) any proceedings or actions pending as of the date hereof before any court, tribunal (including the PTO or equivalent authority anywhere in the world) or administrative panel relating to any of the Company Registered Intellectual Property. Schedule 2.10(a)(B)(i) contains a true and complete list of all material trademarks, trade names, or service marks that the Company has used or intends to use with the intent of creating or benefiting from any common law rights relating to such marks. Schedule 2.10(a)(B)(ii) contains a true and complete list of all material works in which the Company owns unregistered copyrights.

(b) Each item of Registered Company Intellectual Property and each item of other material Company Intellectual Property is valid, subsisting and enforceable, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with the Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States for the purposes of obtaining and maintaining such Company Registered Intellectual Property, and all assignments (and licenses where required) of the Company Intellectual Property have been duly recorded with the appropriate Governmental or Regulatory Authority. Schedule 2.10(b) includes a true and complete list of all material actions that must be taken within 180 days after the Closing Date with respect to any of the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any material Intellectual Property from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company, and the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, or the U.S. Copyright Office.

(c) Except as set forth on Schedule 2.10(c), the Company has no knowledge of any information that would preclude the Company from having clear title to any Registered Company Intellectual Property or material Company Intellectual Property.

(d) Schedule 2.10(d)(i) sets forth a true and complete list of all Licenses and other Contracts pursuant to which the Company has licensed or otherwise received rights under any Technology or Intellectual Property owned by a third-party (each, an “Inbound License”), including: (i) all Licenses and other Contracts pursuant to which the Company is granted rights in any such Technology or Intellectual Property that is (A) embedded or incorporated into or distributed with any Company Product, (B) used by the Company in the development or support of any Company Product, or (C) used or held for use by the Company for any other purpose (excluding, for purposes of subsections (B) and (C) only, Licenses to Non-Critical Software), as well as a summary of the Company’s remaining royalty or other payment obligations, if any, with respect to each of the Inbound Licenses, as well as a summary of the Company’s royalty or other payment obligations, if any, with respect to each of the Inbound Licenses. Schedule 2.10(d)(ii) sets forth all Licenses and other Contracts pursuant to which the Company has licensed or otherwise granted any rights under any Technology or Intellectual Property that is or was Company Intellectual Property (each, an “Outbound License”).

(e) The Company has not (i) transferred ownership of or (ii) except pursuant to Outbound Licenses listed on Schedule 2.10(d)(ii), granted (and is not obligated to grant) to any other Person any License of or other right to use any Intellectual Property that is, or in the 12 months prior to the date of this Agreement was, Company Intellectual Property or authorized any other Person to retain any right to use any Intellectual Property that is, or in the 12 months prior to the date of this Agreement was, Company Intellectual Property.

(f) Except as set forth on Schedule 2.10(f), the Company Intellectual Property, together with the Intellectual Property licensed to the Company under the Inbound Licenses, includes all the Intellectual Property necessary for the conduct of the Business as heretofore conducted, and as presently conducted, and includes all existing Company Intellectual Property that is necessary for the conduct of the Business as presently proposed to be conducted. The Company (i) owns exclusively all right, title and interest in and to (A) the Company Registered Intellectual Property and Company Technology, and (B) all other material Company

Intellectual Property, free and clear of any Liens; and (ii) has all right, title and interest in, to and under, or valid and enforceable rights under Contracts and Licenses to use, all other Intellectual Property and Technology necessary for the conduct of the Business as heretofore conducted, as presently conducted. All rights in any material Intellectual Property and Technology licensed to the Company will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby. To the knowledge of the Company, no Person other than the Company has any ownership right to (y) any improvement, modification or derivative work made by the Company in material Intellectual Property or Technology which has been licensed to the Company, or (z) any improvement, modification, derivative work, or interface to any material Company Intellectual Property.

(g) None of the Company Intellectual Property is required to be licensed or otherwise made available to any forum, consortium, standards body, or similar entity. The Company has not made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate the Company to grant licenses or other rights to, or otherwise impair its control of, any Company Intellectual Property, Company Technology or Company Products, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

(h) Except as set forth in Schedule 2.10(h), no Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third-party software that itself incorporates Open Source Software) into any Company Products or used in connection with any of the Company Products, including in the development, testing or distribution thereof. For each item of Open Source Software that is incorporated in or used in connection with any of the Company Products, Schedule 2.10(h) accurately identifies (i) the Open Source Software, (ii) the License for such Open Source Software, (iii) the Company Product in which such Open Source Software is incorporated or used, (iv) the manner in which such Open Source Software is incorporated or used, (v) whether (and, if so, how) such Open Source Software is modified by or for the Company, and (vi) whether such Open Source Software is distributed by or for the Company. The Company has not used and does not use any Open Source Software in a manner that (i) creates or imposes, or purports to create or impose, any obligation on the Company with respect to any Company Product, or (ii) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property, including by using any Open Source Software in a manner that requires, as a condition of use, modification or distribution of such Open Source Software, that other software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge or for a nominal charge.

(i) Schedule 2.10(i) lists all Licenses and other Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(j) There is no License or other Contract between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and to the knowledge of the Company, the Company is not in material breach or violation of, or default under, any Material Contract) regarding the scope of such License or Contract, or performance under such License or Contract, including with respect to any payment to be made or received by the Company thereunder.

(k) The Company is not bound by, and no Company Intellectual Property or Company Technology is subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property or Company Technology anywhere in the world. The Company has not transferred ownership of, or granted any exclusive license with respect to any Intellectual Property that is, or in the 12 months prior to the date of this Agreement was, material Company Intellectual Property or any Technology that is, or in the 12 months prior to the date of this Agreement was, material Company Technology to any other Person. The Company is not obligated to provide any consideration (whether financial or otherwise) or account to any third-party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company Intellectual Property, Company Technology, or Company Product.

(l) Except as set forth on Schedule 2.10(l), to the knowledge of the Company, no Person is violating, infringing upon, misappropriating, or otherwise misusing any Company Intellectual Property, and to the knowledge of the Company, no Person has violated, infringed upon, misappropriated, or otherwise misused any Company Intellectual Property. The Company has not brought any Action or Proceeding for infringement or violation of Intellectual Property or breach of any License or other Contract involving Intellectual Property against any Person. Except as set forth in Schedule 2.10(l), there is no Action or Proceeding pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by the Company or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Intellectual Property. Without limiting the foregoing, except as set forth in Schedule 2.10(l), no interference, opposition, reexamination, or similar proceeding initiated by a third-party is or has been pending or, to the Company’s knowledge, threatened, with respect to any Company Intellectual Property. None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or part. To the knowledge of the Company, the Company’s past or current use of Company Intellectual Property or Company Technology does not infringe upon or misappropriate, breach or otherwise conflict with the Intellectual Property rights of any third-party and the Company has not received any notice alleging any such infringement or misappropriation. Neither the Company Intellectual Property nor the Company Technology is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental or Regulatory Authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting or otherwise affecting the rights of the Company with respect thereto.

(m) To the knowledge of the Company, the operation of the Business does not (and did not at any time): (i) violate any term or provision of any License or other Contract concerning the Intellectual Property rights of any Person; (ii) violate any right of any Person (including any right to privacy or publicity); or (iii) constitute unfair competition or an unfair trade practice under any Law. The Company has not received from any Person any notice of third-party patent rights or other Intellectual Property rights from a putative or potential licensor of such rights. Without limiting the generality of the foregoing, the Company has not made any shipment of source code in violation of the terms of any agreement between the Company and any other Person.

(n) To the knowledge of the Company: (i) there has been no misappropriation or disclosure of any trade secrets or other confidential Intellectual Property or Technology of the Company; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential Intellectual Property or Technology of any other person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any Company Intellectual Property or Company Technology. The Company has not disclosed any confidential information of the Company that is not pursuant to an appropriate confidentiality agreement. To the knowledge of the Company, the Company has not disclosed any third-party confidential information that is protected by a confidentiality agreement in breach of that confidentiality agreement.

(o) The Company has legal, valid and binding written agreements with each of its (i) current employees pursuant to which each such employee has assigned, and the Company has obtained exclusive ownership of, all Intellectual Property, and (ii) former employees pursuant to which each such employee has assigned, and the Company has obtained exclusive ownership of, all material Intellectual Property, in each case created by such employee in the scope of his or her provision of services for, or employment by, the Company. To the extent any Person who is not a current or former employee of the Company (an “Independent Contractor”) participated in the development, creation, conception or reduction to practice of any Company Intellectual Property or any Company Product, the Company has a legal, valid and binding written agreement with such and Independent Contractor with respect thereto, enforceable in accordance with its terms, by which (y) such Independent Contractor has assigned, and the Company has obtained exclusive ownership of, all such Company Intellectual Property or Intellectual Property relating to such Company Product by valid assignment of any such rights, or (z) the Company has obtained an exclusive License (even as to such Person) under or to such Company Intellectual Property or Intellectual Property relating to such Company Product. The Company has, and enforces, a policy requiring each employee, consultant and independent contractor to execute proprietary information, confidentiality and invention and copyright assignment and all current and former employees of the Company and Independent Contractors have executed such agreements. The Company has provided to Buyer all confidentiality and non-disclosure agreements to which the Company is a party, including any and all amendments thereto.

(p) All rights in, to and under all Intellectual Property and Technology created by or on behalf of the Company’s founders (i) for or on behalf or in contemplation of the Company (A) prior to the inception of the Company or (B) prior to their commencement of employment with the Company or (ii) presently embodied in, proposed to be embodied in, or distributed with the Company Products or utilized in the development, manufacture, use or support of the Company Products, has in each case been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company or Buyer with such cooperation as may reasonably be required to complete and prosecute all U.S. and foreign patent and copyright filings related thereto.

(q) No Company Intellectual Property, Company Technology, or Company Product is subject to any Order, Action or Proceeding, settlement, or “march in” right or similar right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property, Company Technology or Company Product. No Company Intellectual Property, Company Technology, or Company Product is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any of its respective current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center in the development of any Company Intellectual Property, Company Technology, or Company Product, or (ii) the involvement in, contribution to, or creation or development of any Company Intellectual Property, Company Technology, or Company Product by any current or former director, officer, or independent contractor of or consultant to the Company who performed services for or held any position with any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center.

(r) Schedule 2.10(r) contains a true and complete list of all Contracts pursuant to which the Company has: (i) provided the right to receive (whether contingent or otherwise) Deposit Materials to a third party; or (ii) deposited or may be required to deposit Deposit Materials or other Technology in escrow so that a licensee or other Person might obtain access to it upon the occurrence of any release condition, in each case whether pursuant to an escrow arrangement or otherwise. No event has occurred, and, to the knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of any Deposit Materials or any material part thereof. Neither the execution nor the delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement will result in (or create any basis for) the release from escrow of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(s) The Company Products do not (i) contain any defect or error in design, materials or workmanship that would materially and adversely affect the use, functionality, or performance of such Company Products; (ii) contain any Harmful Code; or (iii) fail to substantially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. The Company Products comply in all material respects with all applicable standards of each standards body, forum and consortium that issues standards with respect to such Company Products and with the feature specifications and performance standards set forth in the Company Product data sheets and other Company Product specifications and warranties. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company or any Company Products in connection with such standards and specifications. All product performance comparisons heretofore furnished by the Company to customers or Buyer are accurate in all material respects as of the dates so furnished, except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded.

(t) Neither this Agreement nor any transaction or agreement contemplated by this Agreement, will result in or cause, with or without notice or the lapse of time or both, the granting by Buyer, its affiliates or the Company of any right or license with respect to any Intellectual Property to any Person pursuant to any License or other Contract to which the Company is a party or by which any of the Company’s assets and properties are bound. Following the Closing, Buyer and their affiliates will be permitted to exercise all rights of the Company under such Contracts to the same extent as the Company would have been able to exercise the same had the transactions contemplated hereby not occurred, without payment of any additional amount or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay.

2.11 Information Technology. The information technology systems used by the Company (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the Business, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (i) the Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Harmful Code, and (ii) the Company has in effect industry standard disaster recovery plans, procedures and facilities for the Business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. Except as set forth on Schedule 2.11, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. The Company, where commercially reasonable, has implemented any and all security patches or upgrades that are material and generally available for the IT Systems.

2.12 Privacy.

(a) The Company is, and has at all times been, in material compliance with (i) all applicable Laws regarding the protection, storage, use and disclosure of Personal Data, (ii) the privacy policies and provisions regarding privacy in Contracts in effect between the Company and users of the Company Products, and (iii) Contracts (or portions thereof) between the

Company and vendors, marketing affiliates, and other business partners, in each case in clauses (ii) and (iii), that are applicable to the use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). The Company has made available to Buyer accurate and complete copies of all of the existing Privacy Agreements of the Acquired Companies.

(b) The Company has confidentiality agreements in place with all vendors or other Persons whose relationship with the Company involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of the Company, which agreements require such Persons to protect such Personal Data in a manner consistent with the Company’s obligations in the Privacy Agreements.

(c) No manager, member, employee or consultant of the Company, and to the knowledge of the Company, no other Person, has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and is in the possession or control of the Company.

2.13 Real Property.

(a) The Company has never and currently does not own any real property. Schedule 2.13 sets forth a true, correct and complete list of all real property and interests in real property leased or subleased by the Company as lessee and that relates to or is used in connection with the Business (individually, a “Company Property” and collectively as the “Company Properties”) and identifies for each lease of Company Property (individually, a “Lease” and, collectively, the “Leases”) the parties thereto, the address of the property subject thereto (where available), the rent payable thereunder, the terms of any renewal options, the substance of any amendments or modifications thereto and any reciprocal easement or operating agreements relating thereto. The Company has a good, marketable and valid leasehold interest in each Company Property, subject only to Permitted Liens. The Company has previously made available to Buyer and/or its counsel true, correct and complete copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company or, to the knowledge of the Company, any other party to the Lease is in breach or default thereunder and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Buyer; (vi) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; and (vii) the Lease covers the entire estate it purports to cover.

(b) With respect to each Company Property: (i) other than the Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Company Property except in favor of the Company; and (ii) there are no Persons in possession of such Company Property except the

Company. The Company has not received any notice of violation of any Law with respect to any Company Property, and no notice of violation of any Law has been issued by any Governmental or Regulatory Authority with respect to any Company Property. The Company does not know of any actual or pending imposition of any assessments for public improvements with respect to any Company Property and, to the knowledge of the Company, no such improvements have been constructed or planned that would be paid for by means of assessments upon any Company Property. The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requesting performance of any structural or other repairs or alterations to such Company Property that have not been heretofore completed by the Company.

2.14 Contracts.

(a) Except as set forth on Schedule 2.14, the Company is not a party to or bound by any written:

(i) collective bargaining agreement or other Contract with any labor union;

(ii) Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of any employee, consultant, manager, member or Affiliate of the Company, to engage in any line of business, compete with any person or that otherwise have the effect of restricting in any material respect the employee, consultant, manager, member or Affiliate of the Company from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations;

(iii) Contract relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its assets or any of its securities;

(iv) Contract which prohibits it from freely engaging in business or competing with any Person anywhere in the world during any period of time without any limitation or Adverse Consequences;

(v) Contract under which it has advanced or loaned any other Person any amounts;

(vi) Contract creating an obligation of the Company to purchase goods, materials or services;

(vii) Contract requiring the Company to indemnify or hold harmless any Person whereby the Company is, or could reasonably be anticipated to be, responsible for indemnification obligations;

(viii) warranty Contract with respect to its services rendered or its products sold, leased or licensed;

(ix) any Contract with any of the Members, the Company or their respective Affiliates;

(x) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;

(xi) Contract providing for the provision of free products to any Person;

(xii) Contract which contains performance guarantees;

(xiii) Contract with a license of Intellectual Property to or from the Company;

(xiv) Contract involving the settlement of any Action or Proceeding or threatened Action or Proceeding;

(xv) Contract appointing any agent to act on its or their behalf or any power of attorney;

(xvi) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated;

(xvii) Contract with any Governmental or Regulatory Authority;

(xviii) partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;

(xix) any lease for operating equipment or other personal property; or

(xx) other Contract material to the Company, whether or not entered into in the ordinary course of business.

(b) The Company has no and is not bound by any oral Contracts. A true, correct and complete copy of each written Material Contract (as defined below) has been made available to Buyer. With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.14 or Schedule 2.15 (each a “Material Contract”) are valid, binding and enforceable against the Company (to the extent party thereto) and enforceable by the Company (to the extent party thereto) against the other parties thereto, in accordance with their respective terms. The Company (to the extent party thereto) has performed all obligations required to be performed by them under such Contracts and the Company has not received any notice that it is in default under or in breach of any such Contract. Prior to the date hereof, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract; (ii) to the Company’s knowledge, no other party to any such Contract is in breach thereof or default thereunder and none of the Company or any Member has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. The Company (to the extent party thereto) shall have the benefit of each Material Contract and shall be entitled to enforce each such Contract immediately following the Closing.

2.15 Customers and Suppliers.

(a) Schedule 2.15(a) sets forth all contracts and agreements with the top five customers of the Company (including distributors), based on the dollar amount of consolidated Net Revenue Bookings earned by the Company (i) for each of the two most recent fiscal years and for the current fiscal year, and the revenues generated from such customers, and (ii) for fiscal year beginning January 1, 2012, as of the date of the Latest Balance Sheet.

(b) Schedule 2.15(b) sets forth all contracts and agreements with each vendor, supplier, reseller, service provider and other similar business relation of the Company from whom the Company (i) purchased goods or services in excess of $50,000 since January 1, 2012, or (ii) reasonably expects to result in total annual payments greater than $50,000 for goods and services over the course of the twelve months ending December 31, 2012.

(c) No customer, vendor, supplier, reseller, service provider or other similar business relation of the Company set forth or required to be set forth on Schedule 2.15(a) or Schedule 2.15(b) has given the Company, or any of its Affiliates, officers, managers, employees, Representatives, notice that it intends to stop or materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during the past 12 months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the service or products (including advertising space) to the Company. To the Company’s knowledge, (i) no such customer intends to cancel or otherwise substantially modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company, and (ii) the transactions contemplated by this Agreement and the other Transaction Documents will not adversely affect the relationship of the Company with any such customer.

2.16 Accounts Receivable. The accounts receivable set forth on the Latest Balance Sheet and all accounts receivable arising since the Latest Balance Sheet (together, the “Accounts Receivable”), represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to such accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. The Accounts Receivable are not subject to defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor.

2.17 Insurance. Schedule 2.17 sets forth and briefly describes (a) each insurance policy maintained for or on behalf of the Company with respect to its properties, assets and businesses (including an indication of whether the coverage was on a claims made, occurrence or other basis) and (b) all claims of the Company that are currently pending or that have been made with an insurance carrier since January 1, 2012. All of such insurance policies are in full force and effect and will continue in full force and effect until the Closing. To the Company’s knowledge, such insurance policies (i) collectively provide adequate insurance coverage for the assets and operations of the Company; and (ii) are issued by an insurer that is financially sound and reputable. No default exists with respect to the obligations of any of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies. To the Company’s knowledge, there are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by the Company to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2012, the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance. The Company has no self-insurance or co-insurance programs.

2.18 Litigation. Except as set forth in Schedule 2.18, there are no, and since January 1, 2010 there have not been any, material Actions or Proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company (or pending or, to the Company’s knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to the Business), or pending or threatened by the Company against any third-party, at law or in equity, or before or by any Governmental or Regulatory Authority (including Actions or Proceedings with respect to the transactions contemplated by the Transaction Documents). To the Company’s knowledge, the Company is not the subject of any governmental investigation or inquiry. The Company is not subject to any judgment, order or decree of any court or other Governmental or Regulatory Authority.

2.19 Tax Matters.

(a) The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. To the Company’s knowledge, no claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that the Company, the Purchased Assets or the Business is or may be subject to Tax by that jurisdiction. All material Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. Schedule 2.19(a) sets forth each jurisdiction (other than U.S. federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.

(b) Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c) Schedule 2.19(c) sets forth each jurisdiction in which the Company collects, is required to collect or has been required to collect sales or use and value added Taxes.

Except as set forth in Schedule 2.19(c), the Company has collected all material sales and use and value added Taxes required to be collected and has remitted on a timely basis such amounts to the appropriate Tax Authorities (or has been furnished properly completed exemption certificates).

(d) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any audit or examination that would reasonably be expected to result in Tax Liability with respect to the Purchased Assets or the Business in a later taxable period.

(e) The Company has delivered or made available to Buyer complete and accurate copies of all Tax Returns of the Company for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension has not since expired, nor has any request been made in writing for any such extension or waiver.

(f) There are no Liens for Taxes upon any of the Purchased Assets (other than statutory liens for current Taxes not yet due and payable).

(g) No Purchased Asset is property that is required to be treated for Tax purposes as being owned by any other Person (other than any Purchased Asset that is leased).

(h) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.

(i) The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return or any similar group for state, local or foreign Tax purposes. The Company has no Liability for the Taxes of any other Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

(j) The Company has withheld and paid to the relevant Tax Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, and Member of the Company or other Person.

(k) The Company has not been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(l) The Company is classified as a partnership for U.S. federal income tax purposes.

(m) The Company is not required to hold a seller’s permit pursuant to Cal. Code Regs. tit. 8, §1699. Since December 1, 2011, the Company has not engaged in any sales of “tangible personal property”, as defined in Cal. Rev. & Tax. Code §6016.

(n) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

For purposes of this Section 2.19, any reference to the Company shall be deemed to include any predecessor of the Company or Person that merged with or was liquidated into the Company.

2.20 Compliance with Laws.

(a) Except as set forth in Schedule 2.20(a), since January 1, 2010, (i) the Company has conducted the Business in material compliance with all Laws relating to the operation and conduct of the Business or any of its properties or facilities; and (ii) the Company has not received notice (whether material or not) of any violation or alleged violation, or non-written notice of a material violation or alleged violation.

(b) The Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental or Regulatory Authority necessary for the Company to own, lease and operate its properties or to conduct the Business consistent with past practice (collectively, the “Permits”). All Permits are listed on Schedule 2.20(b). All applications for or renewals of all such Permits have been timely filed and made and no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and will remain in full force and effect immediately following the Closing, and the Company is in compliance with the foregoing without any conflict with the valid rights of others.

2.21 Employees.

(a) Neither the Company nor any of its Affiliates is or has been a party to any collective bargaining or similar agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Company’s knowledge, attempting to represent, any employee of the Company or any of its Affiliates. There are no unfair labor practice complaints pending against the Company or any of its Affiliates before the National Labor Relations Board or any other Governmental or Regulatory Authority nor, to the Company’s knowledge, are any such complaints threatened. The Company and its Affiliates have correctly classified their employees and other service providers as exempt employees, non-exempt employees or non-employees for all purposes, including without limitation, under the Fair Labor Standards Act, the Code and other applicable Laws. Neither the Company nor any of its Affiliates has taken any action that could reasonably be expected to result in an involuntary termination of employment of enough employees (beyond normal turnover) on or prior to the Closing Date to give rise to any Liability under the WARN Act.

(b) Schedule 2.21(b) sets forth a list of all employees of the Company and its Affiliates employed in the operation of the Business as of the date hereof, stating such employee’s name, job title, location of employment, base salary or hourly rate of compensation, target incentive compensation, years of service credit, accrued vacation and other paid time-off, exempt/non-exempt status, and hire date (as the same may be updated by the Company no later than five days prior to the Closing). All such employees, other than Eiso Kawamoto, Travis Nash, Craig Stewart, Joe O’Donnell, Makoto Inada, Reid Bond, Carlos Hung, Steven Sadler and Jay Fabares are referred to herein as the “Business Employees.” To the Company’s knowledge, no Essential Employee, officer or executive has any present intention to terminate employment with the Company. Except as set forth on Schedule 2.21(b), no employee of the Company or its Affiliates is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company.

2.22 Employee Benefits.

(a) Schedule 2.22(a) sets forth a true and complete list of each Employee Benefit Plan.

(b) With respect to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including without limitation all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, (iv) the most recent actuarial report or other financial statement relating to such Employee Benefit Plan, and (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter.

(c) Each Employee Benefit Plan complies in form and operation, and has been administered in all material respects in accordance with, its terms and all applicable Laws, including ERISA and the Code, and all employer contributions, salary reduction contributions, expenses and premiums required to be made or paid under the terms of any of the Employee Benefit Plans as of the date of this Agreement have been timely made or paid or, if not yet due, have been properly reflected or accrued on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s financial statements prior to the date of this Agreement. With respect to each Employee Benefit Plan, all tax, annual reporting and other governmental filings required by ERISA, the Code and other applicable Laws have been timely filed with the appropriate Governmental or Regulatory Authority and all notices and disclosures have been timely provided to participants.

(d) Each Employee Benefit Plan which is intended to be a “qualified plan” within the meaning of 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(e) None of the Company, any officer of the Company, any Employee Benefit Plans which are subject to ERISA, any trust created thereunder nor, to the Company’s knowledge, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Buyer, or any officer of Buyer to any material tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law. No claim, suit, administrative proceeding, action or other litigation has been brought, or to the Company’s knowledge is threatened, against or with respect to any Employee Benefit Plan, other than routine claims for benefits.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, whether contingent or otherwise), including, without limitation, any termination of employment, will (i) entitle any current or former employee, officer, consultant or director of the Company or its Affiliates to any payment; (ii) result in or cause the accelerated vesting, funding, or time of payment, or delivery of any compensation, equity award or other benefit; (iii) increase the amount or value of, any payment, compensation or benefit to any such employee, officer, consultant or director of the Company or its Affiliates; or (iv) limit the Company’s right to amend, modify or terminate any Employee Benefit Plan.

(g) Except as required by COBRA or any similar applicable law, no Employee Benefit Plan provides any of the following retiree or post-employment benefits to any person: health, accident, disability, death or life insurance benefits.

(h) Except as set forth on Schedule 2.22(h), neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has ever sponsored, maintained, contributed to or been required to contribute to, or has any liability or obligation, whether actual or contingent, with respect to any, and no Employee Benefit Plan is a Multiemployer Plan or a Pension Plan.

(i) With respect to the Employee Benefit Plans, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any current or contingent Liabilities of Buyer or its Affiliates following the Closing under ERISA, the Code or any other applicable Laws. None of the Purchased Assets or other assets of the Company or any of its ERISA Affiliates are, or could reasonably be expected to become, subject to any lien under the Code or ERISA.

2.23 Affiliated Transactions. Except as set forth on Schedule 2.23, no Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (ii) any other entity in any business arrangement or relationship with the Company; provided, however, that the passive ownership of securities listed on any national securities exchange representing no more than 2% of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (c) has any interest in any property, asset or right used by the Company or necessary or desirable for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business. The Company has no Liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related Liabilities and obligations incurred in the ordinary course of business.

2.24 Environmental Matters. To the Company’s knowledge, there is not now and has not been any hazardous materials used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company, or any property previously owned, leased or operated by the Company, except in full compliance with all applicable environmental Laws. The Company has not received any notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any environmental Law, nor is the Company aware of any information which might form the basis of any such notice or claim. To the Company’s knowledge, there is not now nor has there ever been any underground or aboveground storage tank at any property currently owned, leased or operated by the Company or at any property previously owned, leased or operated by the Company.

2.25 Certain Payments. None of the Company, any Member or any of their respective directors, officers, Representatives or employees (in their capacity as directors, officers, Representatives or employees of the Company) has at any time since January 1, 2010: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose fully any such contribution in violation of applicable Laws; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental or Regulatory Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (c) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company or any officer, director, partner, employee, consultant or agent of any such customer or supplier in respect of the Business; or (d) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.

2.26 No Other Agreements to Sell the Purchased Assets.

(a) Neither the Company, Members nor any of their respective Affiliates or Representatives have any commitment or legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets to sell or effect a sale of the capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

(b) Since October 25, 2012, neither the Company, any Member nor any of their respective Affiliates or Representatives have taken, directly or indirectly, any action that is a breach of that certain letter agreement dated October 25, 2012 by and between Buyer Parent and the Company with any Person other than Buyer and its designees.

2.27 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company is a party or that is otherwise binding upon the Company, except for those amounts due to Raine Securities LLC.

2.28 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Asset Purchase or any of the transactions contemplated by this Agreement or any of the Transaction Documents.

2.29 Merger of Bingo Blitz LLC. On November 16, 2012, Bingo Blitz LLC, a Nevada limited liability company, merged with and into the Company, with the Company continuing as the surviving entity (the “Blitz Merger”). The Blitz Merger and the agreement and plan of merger governing the Blitz Merger (the “Blitz Merger Agreement”) was duly authorized by the Company and the Members and all actions and proceedings required in connection therewith were duly obtained. The Blitz Merger was consummated in accordance with all applicable Laws. The execution and delivery by the Company of the Blitz Merger Agreement did not (i) conflict with or violate any provision of the organizational documents of the Company or Bingo Blitz LLC; (ii) conflict with or violate any Law applicable to the Company or Bingo Blitz LLC any of their respective Affiliates or by which any property or asset of the Company or Bingo Blitz LLC any of their respective Affiliates are bound or affected; (iii) (A) require any consent or approval under, (B) result in any breach of or any loss of any benefit under, (C) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or (D) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract; (iv) result in the creation of a Lien on any property or asset of the Company or Bingo Blitz LLC or any of their respective Affiliates; or (v) cause the Company or Bingo Blitz LLC or any of their respective Affiliates to become subject to, or to become liable for the payment of, any Tax or other financial payment. Except for filings previously made, filed and accepted for recording by the Secretary of State of the State of California and the Nevada Secretary of State, the execution and delivery of the Blitz Merger Agreement, and the performance of the Blitz Merger Agreement did not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Authority.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and the Members that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date:

3.1 Organization; Corporate Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. Buyer possesses all requisite power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and carry out the transactions contemplated by this Agreement and the other Transaction Documents to which Buyer is a party.

3.2 Authorization. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by Buyer. All actions and proceedings required to be taken by or on the part of Buyer to authorize and permit the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Buyer is a party will be, duly executed and delivered by Buyer. This Agreement constitutes, and each Transaction Document to which Buyer is a party will constitute, when so duly executed and delivered, a valid and binding obligation of Buyer, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3 No Conflict; Required Filings and Consents. The execution and delivery by Buyer of this Agreement do not, and the execution and delivery of the other Transaction Documents to which Buyer is a party and the performance of this Agreement and such other Transaction Document by Buyer will not (i) conflict with or violate any provision of the organizational documents of Buyer; or (ii) conflict with or violate any Law applicable to Buyer or any of its Affiliates or by which any property or asset of Buyer or any of its Affiliates is bound or affected.

3.4 Assets, Liabilities and Operations. Buyer is a newly-formed entity that has no operations. Except for financing relating to the acquisition of the Purchased Assets, Buyer has no assets and no Liabilities.

3.5 Financing. Buyer will have available at the Closing sufficient funds to enable Buyer to pay the Purchase Price and, on the Earnout Payment Date, the Earnout Amount, in each case pursuant to the terms hereof.

3.6 HSR Threshold. An entity delegated such function by the board of directors of the ultimate parent entity of Buyer has determined in good faith, as required by 16 C.F.R. Section 801.10(b) and (c)(3), that the fair market value of the Purchased Assets is less than $68.2 million (the “HSR FMV Decision”). The HSR FMV Decision will have been made within 60 calendar days prior to the Closing Date, as required by 16 C.F.R. Section 801.10(c)(3).

3.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which Buyer is a party or that is otherwise binding upon Buyer.

ARTICLE IV

PRE-CLOSING COVENANTS

4.1 Conduct of Business by the Company. From the date of this Agreement until the Closing, unless Buyer otherwise agrees in writing, the Company will, and the Members will cause the Company to: (a) conduct its businesses and operations in the ordinary course of business; (b) preserve intact its corporate existence and business organization; (c) use its commercially reasonable efforts to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers, resellers, employees, licensors, distributors and others having business relationships with it; (d) use its commercially reasonable efforts to keep available the services of its current officers, managers, employees and consultants; (e) use its commercially reasonable efforts to preserve in all material respects its present properties and its tangible and intangible assets; (f) comply in all material respects with all applicable Laws and Material Contracts; (g) pay all applicable Taxes as such Taxes become due and payable; and (h) maintain all existing licenses and permits applicable to its operations and businesses. Without limiting the foregoing, and as an extension thereof, except as set forth on Schedule 4.1 or as expressly permitted by any other provision of this Agreement, the Company will not, and the Members will cause the Company not to, from the date of this Agreement until the Closing, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Buyer:

(i) sell, lease, license (as licensor), assign, dispose of or transfer (including transfers to any of the Company’s Affiliates) any of its assets (whether tangible or intangible);

(ii) mortgage, pledge or subject to any Lien any portion of its properties or assets, other than Permitted Liens;

(iii) commit to make or authorize any capital expenditure in excess of $5,000;

(iv) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business;

(v) incur any Indebtedness or assume, guarantee or endorse the obligations of any Person;

(vi) enter into, amend, modify, accelerate or terminate any Material Contract or Employee Benefit Plan;

(vii) issue, sell, pledge, dispose of, encumber or transfer any Units, equity securities, securities convertible, exchangeable or exercisable into Units or other equity securities, or warrants, options or other rights to acquire Units or other equity securities of the Company;

(viii) declare, set aside, or distribute any dividend or other distribution (whether payable in cash, Units, property or a combination thereof) with respect to any of its Units (or other equity securities), or enter into any agreement with respect to the voting of its capital stock (or other equity securities);

(ix) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (or other equity securities);

(x) waive, release, assign, settle or compromise any material rights or claims, or any material litigation or arbitration;

(xi) disclose any trade secrets (including source code for any Company Product) or other proprietary and confidential information to any Person that is not subject to any confidentiality or non-disclosure agreement;

(xii) (A) increase the compensation or benefits payable or to become payable to any director, officer or other employee of the Company (other than in the ordinary course of business); (B) grant any rights to severance, retention, change in control, termination or similar pay to, or enter into any employment, consulting, retention, change in control, termination, severance or similar agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into, amend or terminate any Employee Benefit Plan, except to the extent required by applicable Law; (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Benefit Plan; (D) appoint, hire, promote or terminate any officer, director or Essential Employee; or (E) enter into any collective bargaining agreement;

(xiii) make loans or advances to, guarantees for the benefit of, or any investments in, any Person;

(xiv) forgive any loans to directors, officers, employees or any of their respective affiliates;

(xv) make any change in accounting policies, practices, principles, methods or procedures;

(xvi) (A) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (B) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (C) make any changes to cash management policies; (D) delay or postpone the repair or maintenance of their properties; or (E) vary any inventory purchase practices in any material respect from past practices;

(xvii) write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company taken as a whole;

(xviii) make, change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period, or adopt or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix) take any action for the winding up, liquidation, dissolution or reorganization of the Company or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues;

(xx) amend the Company’s charter documents, bylaws or similar governing documents;

(xxi) layoff or terminate employees that could result in a material liability under the WARN Act;

(xxii) fail to keep in force insurance policies or replacement or revised provisions providing insurance coverage with respect to the assets, operations and activities of the Company as are currently in effect;

(xxiii) take or omit to take any action that which, individually or in the aggregate, could reasonably be expected to result in any representation or warranty of the Company to be untrue, result in a breach of any covenant made by the Company in this Agreement, would require disclosure pursuant to Section 4.4, or could reasonably be expected to result in any condition set forth in Section 6.1 not being satisfied; or

(xxiv) agree or commit to do any of the foregoing.

4.2 Access to Information. From the date of this Agreement until the Closing, the Company will, and the Members will cause the Company to, (a) give Buyer and its Affiliates, counsel, financial advisors, auditors, employees, and other Representatives access on reasonable notice during normal business hours to all properties, facilities and offices and true, correct and complete copies of books, records and Contracts (including customer and supplier Contracts) and such financial and operating data and other information with respect to the Company as such persons may reasonably request and (b) instruct its employees and Representatives to cooperate reasonably with Buyer in its investigation of the Company.

4.3 Consents. From the date of this Agreement until the Closing, the Company shall use all commercially reasonable efforts to obtain all authorizations, consents and approvals of, and give all notices to be obtained or given in connection with the transactions contemplated by the Transaction Documents to (a) all third parties required under the Contracts set forth on Schedule 2.6(a) and (b) all other third parties reasonably requested by Buyer.

4.4 Notice of Developments. From the date of this Agreement until the Closing, the Company shall promptly notify Buyer in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which have resulted in a breach of a representation, warranty or covenant of the Company in this Agreement or which could have the effect of making any representation or warranty of the Company in this Agreement untrue in any respect; provided, however, that no disclosure by the Company pursuant to this Section 4.4 shall be deemed to amend or supplement the Disclosure Schedule, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or to affect the rights of Buyer under Section 7.2.

4.5 Information Technology and Intellectual Property.

(a) The Company shall cooperate with Buyer in connection with the integration and the installation of the Company’s information technology systems, hardware and software with Buyer’s information technology systems, including, but not limited to, Buyer’s dashboard, prior to and in anticipation of the Closing, including providing Buyer with reasonable access to and use of appropriate personnel of the Company. The Company agrees that any Excluded Assets shall not be tethered to or otherwise utilize the Company’s information technology systems, hardware and software that consist of Purchased Assets from and after the Closing.

(b) The Company shall give Buyer prompt written notice if any Person prior to the Closing (or the earlier valid termination of this Agreement), (a) commenced, or shall have provided written notice to the Company or any of its directors, managers, officers or Members that it intends to commence, an Action or Proceeding alleging that, or (b) shall have provided written notice to the Company or any of its directors, managers, officers or members alleging that, in each case (x) any of the Intellectual Property or Technology, including the Company Intellectual Property and the Company Technology, presently embodied, or proposed to be embodied, in any of the Company’s products or utilized in the Company’s business or in any Company-designed or modified development tools or design environments infringes or otherwise violates the intellectual property rights of such Person, (y) any such Intellectual Property or Technology is available for licensing from a putative or potential licensor providing the notice, or (z) otherwise alleges that the Company does not own or have the right to exploit such Intellectual Property or Technology, including the Company Intellectual Property and the Company Technology. The Company shall cooperate with Buyer in making arrangements to satisfy the requirements of Section 6.3(i) prior to the Closing Date, such arrangements to be satisfactory to Buyer in their sole and absolute discretion. Between the date of this Agreement and the Closing (or the earlier valid termination of this Agreement), the Company shall take commercially reasonable actions (x) to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto, and (y) to promptly respond and prepare to respond to all requests, related to the Company Registered Intellectual Property, received from Governmental or Regulatory Authorities. At the Closing, the Company shall notify Buyer of all material actions which must be taken within the 180 days following the Closing Date and which are necessary to maintain, perfect, preserve or renew the Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, applications or certificates related thereto.

(c) On or prior to the Closing, the Company shall, and the Members shall cause the Company to:

(i) [***] Game Show Network, LLC (“GSN”) [***] in full settlement of the Company’s [***] obligations under that certain Trademark License and Assignment Agreement dated as of November 5, 2012, between GSN and the Company and its affiliates, including Bingo Blitz, LLC (the “GSN Agreement”);

(ii) take delivery from GSN of a fully executed Trademark Assignment in the form set forth in Appendix A of the GSN Agreement, and in the event Buffalo relies on the executed Trademark Assignment dated November 5, 2012 set forth in Appendix A of the GSN Agreement, the Company shall take delivery from GSN of a written confirmation that such Trademark Assignment is effective;

(iii) record the Trademark Assignment with the relevant Governmental or Regulatory Authority to reflect the Company as the owner; and

(iv) cause GSN to withdraw the BBLC 1 Opposition and the BBLC 2 Opposition (as those terms are defined in the GSN Agreement).

4.6 Exclusivity. From the date of this Agreement until the Closing, the Representative and each Member shall not, and shall cause the Company and the officers, managers, employees, Members and Representatives of the Company not to, directly or indirectly, discuss, pursue, solicit, initiate, participate in, facilitate, encourage or otherwise enter into any discussions, negotiations, agreements or other arrangements regarding or which could lead to, a possible sale or other disposition (whether by merger, reorganization, recapitalization or otherwise) of all or any part of the capital stock or any portion of the assets of the Company with any other Person other than Buyer or its Affiliates (an “Acquisition Proposal”) or provide any information to any Person other than Buyer and its Representatives other than information which is traditionally provided in the regular course of the Company’s business operations to third parties where the Company and its officers, managers and Affiliates have no reason to believe that such information may be utilized to evaluate any Acquisition Proposal. No Member will vote any of the outstanding equity securities of the Company in favor of any Acquisition Proposal. The Company, the Representative and each Member shall, and shall cause the officers, managers, Members, employees, and Representatives of the Company to, (a) immediately cease and cause to be terminated any and all contacts, discussions and negotiations with any Person other than Buyer and its Affiliates and Representatives regarding the foregoing; (b) promptly notify Buyer if any Acquisition Proposal, or any inquiry or contact with any Person with respect thereto which has been made as of the date of this Agreement or is subsequently made; and (c) keep Buyer fully informed with respect to the status of the foregoing. The Company and each Member agree not to, without the prior consent of Buyer, release any Person from, or waive any provision of, any standstill agreement or confidentiality agreement to which any Member, the Company is a party.

4.7 Termination of Certain Related-Party Arrangements. On or prior to the Closing, the Company shall, and the Members shall cause the Company to, repay any Indebtedness among the Company and any Member or its Affiliates.

4.8 Efforts. Unless a different or higher standard is expressly required by this Agreement, the parties hereto agree to use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of the Transaction Documents to which it is a party and consummate and make effective the transactions contemplated thereby.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Public Disclosure. Except as required for the pursuit of the third-party consents required by Section 6.3(f) and announcements to and discussions with employees of the Company reasonably required in furtherance of the Asset Purchase and the performance of the parties’ obligations pursuant to this Agreement and the Transaction Documents, and except as otherwise required by Law (including federal, state and foreign securities Laws) or, as to Buyer or its affiliates, by the rules and regulations of the SEC or NASDAQ, neither the Company, the Members, nor Buyer shall issue or cause the publication of any press release or other public announcement or disclosure to any third-party of the existence or any subject matter relating to, or terms or conditions of, this Agreement unless approved by Buyer, in its sole and absolute discretion, prior to release, announcement or disclosure. The Asset Purchase and this Agreement will be publicly announced at a time and in a manner determined by Buyer in its sole and absolute discretion.

5.2 Approvals. The Company shall use its all commercially reasonable efforts to obtain, as soon as reasonably practicable after the date hereof, all Approvals from Governmental or Regulatory Authorities and under the Contracts to which it is a party as are required in connection with the Asset Purchase (including all of the Approvals identified in the Company Disclosure Schedule) so as to preserve all rights of and benefits to Buyer, and Buyer shall provide the Company with such assistance and information as is reasonably required to obtain such Approvals.

5.3 Additional Documents and Further Assurances; Cooperation. Buyer, on the one hand, and the Company and the Members, on the other hand, at the request of each other, shall execute and deliver such other instruments, documents and agreements and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated by this Agreement (including all action reasonably necessary to seek and obtain any and all Approvals of any Governmental or Regulatory Authority or other Person required in connection with the Asset Purchase). Each party agrees to use commercially reasonable efforts to cause the conditions set forth in Article VI to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.

5.4 Employee Matters.

(a) On or prior to the Closing Date, Buyer shall extend offers of employment to each of the Business Employees on substantially the same or better terms of employment as each of such Business Employee’s employment terms with the Company, except as mutually agreed to by the Company and Buyer. The Company shall cooperate with and use all commercially reasonable efforts to make accessible to Buyer its Business Employees and to assist Buyer in its efforts to secure satisfactory employment terms with those Business Employees. Solely with respect to the Essential Employees, on or prior to the Closing Date, Buyer shall, or shall cause one of its Affiliates to, provide (i) executed copies of the retention agreements attached as an exhibit to the Retention Plan (the “Retention Agreements”) to the Essential Employees which shall provide for payment of the Retention Payments as set forth in the Retention Agreements, and (ii) an executed copy of the Letter regarding the Schedule of payments pursuant to the Retention Agreements (the “Retention Agreement Schedule”). Any Business Employees, including any Essential Employees, who accept an offer of employment in accordance herewith and commence employment with Buyer or its Affiliate as of the Closing Date shall be referred to as the “Transferred Employees.” The Company and its Affiliates shall terminate for all purposes the employment of all Business Employees, including any Essential Employees, who agree to become Transferred Employees, effective immediately prior to the Closing.

(b) The Company shall be and remain solely liable for any and all COBRA Liabilities, except COBRA Liabilities that are related to Buyer’s obligation to offer and provide continuation coverage for all “M&A Qualified Beneficiaries” as that term is defined in section 54.4980B-9 of the COBRA regulations, including without limitation coverage for employees or former employees of Company who are not Transferred Employees and their respective spouses and dependents, and for former employees of Company or their dependents whose COBRA qualifying events occurred prior to the Closing Date and whose COBRA coverage is in effect as of the Closing Date, or whose election period for choosing such COBRA coverage has not ended as of the Closing Date, as set forth on Exhibit L.

(c) The Company shall be solely liable for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to employees of the Company or any of its Affiliates as a result of any action by the Company or any of its Affiliates on or prior to the Closing Date, or because such employee does not become a Transferred Employee for any reason including, for the avoidance of doubt, Business Employees who do not accept and commence employment with Buyer or its Affiliate. The Company shall be solely responsible for and shall indemnify and hold harmless Buyer and its Affiliates against any and all claims asserted under the WARN Act (and any similar state or local Laws) relating to any of the Business Employees (other than with respect to such Liabilities in respect of any Transferred Employees arising in connection with events occurring after the Closing). The Company shall give all notices that may be required under and otherwise required to comply with all provisions of the WARN Act with respect to the Business Employees.

(d) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates to terminate the employment of any of the Transferred Employees at any time, with or without Cause, or restrict Buyer or its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees.

(e) No provision of this Agreement shall (i) create any third-party beneficiary rights in any current or former service provider of the Company or any of its Affiliates, any beneficiary or dependents thereof, or any collective bargaining representative thereof; (ii) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan, or Buyer employee benefit plan; (iii) obligate Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time; or (iv) be deemed to prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any Transferred Employee at any time, or to change the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transferred Employee.

(f) Promptly following the Closing, the Company shall pay or cause to be paid the Closing Payments.

5.5 Collection of Receivables. On or following the Closing, if the Company, a Member or their respective Affiliates receive payments from any third parties which constitute Purchased Assets or was otherwise included in the calculation of the Closing Working Capital, the Company and the Members agree that it shall promptly deliver, or cause their Affiliates to promptly deliver, all such payments to Buyer or pay to Buyer an amount equal to such payments received.

5.6 Records and Documents. From and after the Closing, the Sellers agree that Buyer shall be entitled to possession of all documents, records (including, without limitation, books and records or documents relating to Taxes), agreements and financial data (collectively, the “Records”) of any sort to the extent related to the Purchased Assets or the Business; provided, however, that Company shall be allowed to make copies of and/or have access to such Records to the extent necessary to prepare Tax Returns (or otherwise as needed for Tax related obligations), financial statements or as may be otherwise necessary to dissolve and wind up the Company.

5.7 Tax Matters.

(a) Buyer and the Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Business, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and the Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets or the Business for a period of at least seven years following the Closing Date. Buyer and the Sellers shall reasonably cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets, the Business or the Allocation.

(b) The Sellers shall promptly notify Buyer in writing upon receipt by the Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of the Company that reasonably may be expected to relate to or give rise to a Lien on, or a Tax Liability with respect to, the Purchased Assets or the Business. Each of Buyer and the Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(c) Any payments made to any party pursuant to Article VII and Sections 1.4 and 1.5, shall constitute an adjustment of the purchase price for income Tax purposes and shall be treated as such by Buyer and the Company on their Tax Returns to the extent permitted by Law.

(d) The Company shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for any Straddle Period shall be apportioned between Buyer and the Company based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. The Company shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. If, following the Closing, Buyer or the Company remit to the appropriate Tax Authority payment for Property Taxes which are subject to this Section 5.7(d) and such payment includes the other party’s share of such Property Taxes, such other party shall promptly reimburse the remitting party for its share of such Property Taxes upon written notice from such remitting party.

5.8 Authorizations; Notices and Consents.

(a) The Company shall use its commercially reasonable efforts to provide all notices and obtain all authorizations, consents, orders and approvals of all Governmental or Regulatory Authorities and officials that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, the Transaction Documents, cooperate fully with Buyer in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b) The Company shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third-party consents and estoppel certificates as Buyer may reasonably deem necessary or desirable in connection with the Asset Purchase and the other transactions contemplated by the Transaction Documents, including obtaining such third-party consents necessary for the assignment of certain Contracts.

5.9 Expenses. All fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties, shall be the obligation of the respective party incurring such fees and expenses.

5.10 Name Change. Simultaneously with the Closing, the Company shall (i) file an amendment to its Certificate of Formation with the Secretary of State of California and (ii) amend its Operating Agreement to change the name of the Company to remove the use of “Buffalo Studios” or any similar name and file with the Secretary of State of the State of California any additional necessary documentation necessary to relinquish all rights with respect thereto.

5.11 No Dissolution. The Company shall not dissolve for a period of at least six years after the Closing Date.

5.12 Treatment of Options. At or prior to the Closing, the Company shall enter into Option Cancellation Agreements with each holder of options to purchase Common Units of the Company, the form of which is attached hereto as Exhibit M.

5.13 Confidentiality. In further consideration for the payment of the Purchase Price and in order to protect the value of the Purchased Assets purchased by Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing), upon the Closing of the transactions contemplated by this Agreement, each Member agrees as follows: as an employee, officer or member of the Company (as applicable), each Member has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company, its current and future, direct and indirect, subsidiaries and related entities (each of the foregoing, a “Company Entity,” and collectively, the “Company Group”). Each Member agrees that unless such Member first secures the written consent of an authorized representative of Buyer, such Member shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, except (i) to the extent such use or disclosure is required by Law or order of any Governmental or Regulatory Authority (in which event each Member shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements), (ii) in connection with such Member’s role as an employee of Buyer, (iii) to the extent reasonably necessary to enforce such Member’s rights and remedies pursuant to this Agreement and any other Transaction Document to which such Member is a party, including, without limitation, the enforcement of such Member’s rights and remedies under Section VII hereof, or (iv) to the extent reasonably necessary to defend against any action, suit, demand, or other claim or allegation of any kind or nature whatsoever asserted or otherwise brought against such Member whether pursuant to this Agreement, any other Transaction document to which such Member is a party. Each Member shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

5.14 No Use of Purchased Assets. Subject to the provisions of the Transition Services Agreement, the Company shall not use any Purchased Assets after the Closing Date.

5.15 Trademark Acquisition. The Company shall use commercially reasonable efforts to acquire all right, title and interest in and to the trademark [***]. In the event the Company acquires the [***] after the Closing Date, the Company will, for no additional consideration, (i) promptly transfer all right, title and interest in and to [***] to Buyer, and (ii) perform other such acts as Buyer may reasonably request to obtain, maintain, protect or enforce the [***]. As between the Company and Buyer, during the period ending six months after the Closing, the Company shall have the exclusive right to negotiate and consummate the acquisition of [***]. Following the expiration of the [***], Buyer shall have the right, but not the obligation, to concurrently negotiate acquisition of [***] and the Company shall cooperate with and assist Buyer, as and to the extent reasonably requested by Buyer, to consummate the acquisition of [***]. Notwithstanding the foregoing, the Company shall continue to use commercially reasonable efforts to acquire [***] following expiration of [***] until the earlier to occur of (i) the acquisition of [***] by Buyer, (ii) the acquisition and subsequent transfer of [***] by the Company to Buyer or (iii) each of Buyer and the Company having reasonably determined in good faith that the acquisition of [***] is commercially infeasible. From and after the Closing, the Company and Buyer shall keep each other reasonably informed of the status of its respective negotiations to acquire [***].

ARTICLE VI

CLOSING

6.1 Closing. The closing of the Asset Purchase (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, at 10:00 a.m. Pacific time on the second Business Day following the satisfaction or waiver of all of the conditions set forth in this Article VI, or at such other place or on such other date as is mutually acceptable to Buyer and the Company. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on the date upon which the Closing occurs.

6.2 Conveyances at Closing.

(a) Deliveries by the Company. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at or prior to the Closing, the Sellers shall execute or caused to be executed (where applicable) and deliver to Buyer:

(i) an assignment and assumption agreement in the form attached hereto as Exhibit G pursuant to which the Assumed Liabilities are assigned to and assumed by Buyer (the “Assignment and Assumption Agreement”);

(ii) a bill of sale in the form attached hereto as Exhibit H pursuant to which the Purchased Assets are conveyed to Buyer (the “Bill of Sale”);

(iii) a counterpart to the Retention Agreement between each Essential Employee and Buyer;

(iv) counterparts to the intellectual property assignment agreements in the forms attached hereto as Exhibit I pursuant to which the Company Intellectual Property is assigned to and assumed by Buyer (the “IP Assignment Agreements”);

(v) a counterpart to the transition services agreement in the form attached hereto as Exhibit J providing for the operation of the Excluded Assets for a transition period (the “Transition Services Agreement”);

(vi) counterparts to the Confidentiality and Noncompetition Agreements in the form attached hereto as Exhibit K (the “Noncompetition Agreements”) by each of the individuals set forth on Schedule 6.2(a)(vi).

(vii) all Permits and consents necessary to the transfer of any of the Purchased Assets, the consummation of the transactions contemplated hereby and upon the terms hereof, and the operation and use of the Purchased Assets by Buyer;

(viii) a certificate duly executed by the Chief Executive Officer of the Company, dated as of the Closing, certifying that each of the conditions specified in Sections 6.3(a) and 6.3(b) have been fully satisfied;

(ix) a certificate executed by the Chief Executive Officer of the Company certifying (A) the Company’s certificate of formation (or equivalent document), as filed with and certified by the Secretary of State of the state of California and any amendments thereto, (B) certified copies of the Company’s Amended and Restated Operating Agreement and any amendments thereto, (C) certified copies of the resolutions duly adopted unanimously by the Company’s managers and Members authorizing the Company’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents, and (D) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith;

(x) certified copies of the resolutions duly adopted by each Seller’s respective governing bodies and equity owners authorizing such Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents to which it is a part;

(xi) all other documents necessary to vest in Buyer good and marketable title to the Purchased Assets being transferred, free and clear of all Liens as reasonably requested by Buyer;

(xii) documentation evidencing the consummation of the Blitz Merger in form and substance reasonably satisfactory to Buyer;

(xiii) documentation evidencing the satisfaction of the transactions described in Section 4.5(c);

(xiv) a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that the Company is not a foreign person within the meaning of Section 1445 of the Code, duly executed by the Company;

(xv) a duly executed IRS Form W-9, certifying the Company’s taxpayer identification number and that it is exempt from backup withholding; and

(xvi) such other instruments, documents and agreements as may be reasonably requested by Buyer.

(b) Deliveries by Buyer. Subject to the terms and conditions set forth herein, and on the basis of the representations, warranties, covenants and agreements set forth herein, at or prior to the Closing, Buyer shall execute (where applicable) and deliver to the Company:

(i) the Estimated Closing Purchase Price;

(ii) a counterpart to the Assignment and Assumption Agreement and the IP Assignment Agreements;

(iii) a certificate executed by the secretary of Buyer certifying (A) the Company’s certificate of formation (or equivalent document), as filed with and certified by the Secretary of State of the State of Nevada and any amendments thereto, (B) certified copies of the resolutions duly adopted by the sole member of Buyer authorizing Buyer’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents, and (C) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of Buyer, each of the Transaction Documents to which Buyer is or is to become a party in connection herewith;

(iv) a counterpart to the Transition Services Agreement;

(v) a counterpart to the Bill of Sale;

(vi) counterparts to the Noncompetition Agreements;

(vii) the Retention Agreement Schedule, duly executed by Buyer; and

(viii) the Guaranty of Lease by Buyer Parent in favor of JCP Building, duly executed by Buyer Parent.

(c) In addition to the foregoing, as applicable, the Company shall deliver to Buyer or one or more of its designees such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as Buyer shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets in the manner described herein, free and clear of all Liens, and in form and substance reasonably satisfactory to Buyer.

6.3 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by Buyer in connection with the Closing is subject to the satisfaction of each of the following conditions as of the Closing; provided, however, Buyer may waive any condition specified in this Section 6.3 if it executes a writing so stating at or prior to the Closing:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained herein (i) that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) that are qualified by materiality, material adverse effect, or similar phrases shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates). Notwithstanding the foregoing, the representations and warranties set forth in Sections 2.1 (Organization and Power), 2.2 (Authorization), 2.3 (Capitalization), 2.5 (Title to Assets; Sufficiency of Assets; Condition of Assets), 2.8 (Absence of Undisclosed Liabilities), 2.10 (Intellectual Property) and 2.12 (Privacy) shall be true and correct in all respects.

(b) Performance of Covenants. The Sellers shall have performed and complied in all material respects with all of their covenants and agreements required to be performed by them pursuant to the Transaction Documents prior to the Closing Date.

(c) Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law or subject Buyer, its Affiliates, the Company to any penalty or Liability (other than obligations of the Company specifically set forth in this Agreement) or other condition arising under any Law or imposed by any Governmental or Regulatory Authority or otherwise adversely affect Buyer’s right to directly or indirectly conduct the Business following Closing.

(d) Proceedings; Orders. (i) No Action or Proceeding shall be pending or threatened before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; and (ii) no investigation that could result in any such Action or Proceeding shall be pending or threatened; and (iii) no such injunction, judgment, order or decree has been entered and not subsequently dismissed or discharged with prejudice.

(e) Governmental Approvals. All filings, notices, licenses, permits, approvals or other consents of, to or with, any Governmental or Regulatory Authority that are listed on Schedule 6.3(e) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to Buyer.

(f) Third-Party Consents. The Company shall have received, and Buyer shall have been furnished with each of the consents, approvals and waivers listed in Schedule 2.6(a), each of which shall be in full force and effect as of the Closing Date and in form and substance satisfactory to Buyer.

(g) Delivery of Closing Conveyances. The Company shall have delivered to Buyer the documents set forth in Section 6.2(a) and (c), each properly executed and dated as of the Closing Date.

(h) No Material Adverse Effect. Since the date of this Agreement, there shall have been no change, event or development that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Company Intellectual Property. No Person shall have (i) commenced, or shall have provided written notice to Buyer, the Company any of the Members or any of their respective directors, officers or shareholders that it intends to commence, an Action or Proceeding alleging that, or (ii) shall have provided written notice to Buyer, the Company, any of the Members or any of their respective directors, officers or shareholders alleging that, in each case (x) any of the Intellectual Property or Technology, including the Company Intellectual Property or Company Technology, presently embodied, or proposed to be embodied, in any of the Company Products or utilized in Business or in any Company-designed or modified development tools or design environments infringes or otherwise violates the intellectual property rights of such Person, (y) any such Intellectual Property or Technology is available for licensing from a putative or potential licensor providing the notice, or (z) otherwise alleges that the Company does not own or have the right to exploit such Intellectual Property or Technology, including the Company Intellectual Property and Company Technology.

6.4 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of each of the following conditions as of the Closing; provided, however, the Company may waive any condition specified in this Section 6.4 if it executes a writing so stating at or prior to the Closing:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained herein (i) that are not qualified by materiality, material adverse effect or similar phrases shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (ii) that are qualified by materiality, material adverse effect, or similar phrases shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates).

(b) Performance of Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it pursuant to the Transaction Documents on or prior to the Closing Date.

(c) Compliance with Laws. The consummation of the transactions contemplated by the Transaction Documents will not be prohibited by any Law, or subject the Company to any penalty or Liability or other onerous conditions arising under any Law or imposed by any Governmental or Regulatory Authority.

(d) Proceedings; Orders. (i) No Action or Proceeding shall be pending or threatened before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; and (ii) no investigation that could result in any such Action or Proceeding shall be pending or threatened; and (iii) no such injunction, judgment, order or decree has been entered and not subsequently dismissed or discharged with prejudice.

(e) Governmental Approvals. All filings, notices, licenses, permits, approvals or other Consents of, to or with, any Governmental or Regulatory Authority that are listed on Schedule 6.4(e) shall have been duly made or obtained and shall be in full force and effect as of the Closing, each in form and substance satisfactory to the Representative.

(f) Officer’s Certificate. Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in Sections 6.4(a) and 6.4(b) have been satisfied.

(g) Release of Guaranty. Christie S. Tyler and his spouse, Susan Tyler, shall have been released from that certain Guaranty of Lease dated October 28, 2011 in favor of JCP Building.

ARTICLE VII

INDEMNIFICATION

7.1 Survival Periods. Subject to the limitations contained in this Article VII, all representations and warranties contained in the Transaction Documents shall survive the Closing Date until [***] (the “Survival Date”); provided, however, that (a) with respect to the representations and warranties set forth in Section 2.19 (Tax Matters) and Section 2.12 (Privacy) the Survival Date shall be

[***], (b) with respect to Section 2.10 (Intellectual Property) the Survival Date shall be [***], and (c) with respect to the representations and warranties set forth in Sections 2.1 (Organization; Power), 2.2 (Authorization), 2.3 (Capitalization) and 2.27 (Brokerage) (the “Fundamental Representations”), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely. The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved. Any covenant, agreement or obligation set forth in any Transaction Document shall survive the Closing until the date that such covenant, agreement or obligation has been fully performed in accordance with its terms. The survival period for the representations and warranties shall in no way affect Buyer’s responsibility to indemnify the Company with respect to the Assumed Liabilities, nor the Company’s responsibility to indemnify Buyer for the Excluded Liabilities.

7.2 Indemnification of the Buyer Indemnified Parties by the Company.

(a) Obligation. The Company and the Members, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, stockholders, managers, members, partners, employees, Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:

(i) the breach or inaccuracy of any representation or warranty of the Company contained in any Transaction Document (or in any certificate delivered pursuant hereto or thereto by or on behalf of Members or the Company to Buyer with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining whether there is a breach and the Losses resulting from, arising out of or relating to such breach;

(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company contained in this Agreement or any Transaction Document;

(iii) any Excluded Asset, Excluded Liability or Excluded Contract;

(iv) any claim by any employee, officer, manager, member or Representative of the Company to indemnification or reimbursement by the Company in connection with any Losses arising out of or pertaining to matters existing or occurring at or prior to the Closing; and

(v) any of the matters set forth on Schedule 7.2(a)(v) (the “Covered Matters”).

(b) Limitations; Manner of Payment; Remedies.

(i) No amount shall be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties paid, incurred, or sustained equal or exceed $[***] (the “Deductible”), at which time the Company shall indemnify the Buyer Indemnified Parties for the full amount of all such Losses in excess of the Deductible up to an amount equal to the Cap; provided, however, that [***].

(ii) The aggregate amount of all payments made by Sellers in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i) shall not exceed $[***] (the “Cap”); provided, however, that [***].

(iii) In order to fulfill Sellers’ obligations pursuant to this Article VII, Losses owed to Buyer shall be paid (A) first, out of the Escrow Funds, (B) second, to the extent there is an Earnout Amount owed by the Buyer to the Company at the time Losses are to be paid pursuant hereto, by setting off any amounts owed at such time, (C) third, from the Company, and (D) fourth, from the Members, on a joint and several basis; provided, however, the foregoing shall not apply with respect to claims as a result of, arising out of, relating to or in connection with claims with respect to the Fundamental Representations, fraud or Willful Misconduct, an Excluded Asset, Excluded Liability or Excluded Contract or a Covered Matter.

(iv) From and after the Closing, each Party hereby acknowledges and agrees that except for claims involving fraud or Willful Misconduct or claims for specific performance or injunctive remedies in connection with enforcing this Agreement, the indemnification provisions in this Article VII shall be the exclusive rights and remedies available to one Party against the other, either at law or in equity, with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth in this Agreement or otherwise relating to the subject matter of this Agreement.

7.3 Indemnification of the Seller Indemnified Parties by Buyer. Buyer agrees to indemnify, defend and hold harmless the Company, the Members and their respective Affiliates, officers, directors, stockholders, managers, Members, partners, employees, Representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against any pay on behalf of or reimburse any such Seller Indemnified Party in respect of the entirety of any Loss which such Seller Indemnified Party may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with (a) the breach or inaccuracy by Buyer of any representation or warranty made by Buyer in any Transaction Document (or in any certificate delivered pursuant hereto or thereto by Buyer to the Members or the Company with respect thereto), (b) the breach, non-compliance or non-performance of any covenant, agreement or obligation of Buyer contained in any Transaction Document; or (c) the failure to timely pay or perform on any Assumed Liability.

7.4 Special Rules for Fraud and Willful Misconduct, Excluded Liabilities and Covered Matters.

(a) Fraud and Willful Misconduct. Notwithstanding anything in this Article VII to the contrary, in the event of any breach of a representation, warranty, covenant or agreement by the Company or any Member that results from fraud or Willful Misconduct, then (i) such representation, warranty, covenant or agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations without regard to any survival period set forth in Section 7.1, (ii) the limitations set forth in Sections 7.2(b) shall not apply to any Loss that the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (iii) as set forth in Section 7.2(b)(iii), the recovery of such Losses are not required to be paid first out of the Escrow Funds nor shall Buyer be required to setoff any Earnout Amount owed by Buyer.

(b) Excluded Liabilities and Covered Matters. Notwithstanding anything in this Article VII to the contrary, in the event of any Loss that a Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with an Excluded Asset, Excluded Liability, Excluded Contract or Covered Matter, (i) the limitations set forth in Sections 7.2(b)(i) and (ii) shall not apply to any Loss that the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such Excluded Asset, Excluded Liability or Excluded Contract or Covered Matter, and (ii) as set forth in Section 7.2(b)(iii), the recovery of such Losses are not required to be paid first out of the Escrow Funds nor shall Buyer be required to setoff any Earnout Amount owed by Buyer, except for Items 2(a) and 3 of Schedule 7.2(a)(v), which Losses will be first paid out of the Escrow Funds allocated to such matters under the Escrow Agreement.

7.5 Method for Asserting Indemnification Claims. The obligations and liabilities of the Sellers and Buyer (each, as applicable, the “Indemnifying Party”) to the parties to be indemnified (the “Indemnified Party”) under this Article VII above with respect to claims resulting from the assertion of Liability or Loss by one or more third parties (“Third Party Claims”) shall be subject to the following terms and conditions:

(a) Third Party Claims. Promptly (not to exceed 10 calendar days) after the receipt by either party of notice of any Liability or Loss asserted by any third party against any Indemnified Party (collectively, an “Action”), which Action is subject to indemnification under this Agreement, such party will give reasonable written notice to the Indemnifying Party, including, without limitation, copies of any notices or other materials received in connection with such claim for indemnification; provided, however, that any failure of an Indemnified Party to give timely notice pursuant to this Section 7.5(a)

shall not preclude a claim by the Indemnified Party for indemnification hereunder, but shall give rise to a claim by the Indemnifying Party against the Indemnified Party for direct damages directly incurred by the Indemnifying Party as a result of such failure. The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any Action unless the Indemnifying Party, within a reasonable time (but not more than 10 Business Days) after the receipt of such notice by the Indemnified Party, (i) notifies the Indemnified Party in writing of the Indemnifying Party’s intention to assume such defense, (ii) consults with the Indemnified Party with respect to the handling of such Action and retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action, and (iii) provides the Indemnified Party with evidence to the Indemnified Party’s reasonable satisfaction that the Indemnifying Party is and will be able to satisfy any Liabilities in respect of such Action; it being agreed and understood that if sufficient Escrow Funds remain under the Escrow Agreement to handle such Action, than this subsection (iii) shall not be applicable to such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party assumes the defense of any Action, as provided above, it will do so diligently and in good faith and the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (A) the Indemnifying Party has agreed to pay such fees and expenses or (B) the Indemnified Party has been advised by its counsel that there may be one or more defenses available to it that are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to such different or additional matters covered by the indemnity provided in this Article VII will be paid by the Indemnifying Party. No Indemnified Party will settle, admit fault or liability with respect to, or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 7.5(a). No Indemnifying Party will settle or compromise any such Action without the prior written consent of the Indemnified Party unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not otherwise impose any other Liability, injunction or equitable relief on the Indemnified Party or have any other adverse impact on the Indemnified Party.

(b) Inter-Party Claims. Promptly (not to exceed 10 calendar days) after the discovery by the Indemnified Party of specific facts that are not covered by Section 7.05(a) and which the Indemnified Party reasonably believes will give rise to a claim for indemnification hereunder (whether for breach of a representation or warranty or otherwise) from the Indemnifying Party, the Indemnified Party shall give reasonable written notice to the Indemnifying Party; provided, however, that any failure by the Indemnified Party timely to give notice pursuant to this Section 7.05(b) shall not preclude a claim by the Indemnified Party for indemnification hereunder, but shall give rise to a claim by the Indemnifying Party against the Indemnified Party for direct damages directly incurred by the Indemnifying Party as a result of such failure.

(c) Contribution. If a Buyer Indemnified Party is entitled to indemnification for Losses pursuant to Section 7.2(a) and the obligation to indemnify such Buyer Indemnified Party is joint and several among the Members, then to the extent that such Buyer Indemnified Party makes a demand for indemnification against less than all of the Members (collectively, the “Demand Recipient”), all of the other Members hereby agree that they shall each be required to contribute their Pro-Rata Share towards any such Losses for which a Buyer Indemnified Party is entitled to indemnification. The Demand Recipient shall promptly notify all other Members of the indemnification obligation including the amount of Losses for which the Buyer Indemnified Party is entitled to indemnification (the “Demand Amount”) and the expected date of payment of the Demand Amount by the Demand Recipient. The other Members shall have the later of (i) three business days from the date the Demand Recipient delivers notice of the Demand Amount to the other Members or (ii) the date the Demand Recipient pays the Demand Amount to the applicable Buyer Indemnified Party, to each pay their Pro-Rata Share of the Demand Amount to the Demand Recipient. If the Demand Recipient’s liability under the indemnification obligation owed to the Buyer Indemnified Party is later determined to be less than the Demand Amount, the Demand Recipient agrees to reimburse each of the other Members their Pro-Rata Share of such overpayment. If the Demand Recipient fails to timely pay to the Demand Recipient its Pro-Rata Share of the Demand Amount, then such Member shall be in default under this Agreement and such amount not timely paid shall accrue interest for the benefit of the Demand Recipient until paid at a rate equal to 10%. For purposes hereof, each Members “Pro-Rata Share” shall equal the actual ownership percentage of such Member in the Company as of the date hereof.

7.6 Interpretation. Notwithstanding anything in this Agreement to the contrary, the term “Losses” shall not include any consequential, special or incidental damages, claims for lost profits, or punitive damages, except in cases where such Losses are recovered from an indemnified party by a third party.

7.7 Determination of Amount of Losses. The amount of Losses for which indemnification may be required to be paid pursuant to this Article VII shall be reduced (i) by the amount of insurance proceeds actually received by a party to be indemnified as a result of such Losses (net of collection expenses); provided, however, no party hereto shall be obligated to make any claim for Losses with any applicable insurer prior to collecting or attempting to collect such Losses from the other party, and (ii) by the amount of any tax savings actually received by such party to be indemnified as a result of such Losses.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) Mutual Consent. By mutual written consent of Buyer and the Representative;

(b) Breach of Representations, Warranties, Covenants or Agreements.

(i) By Buyer upon delivery of written notice to the Representative if (A) any of the Company or the Members shall have breached any of their respective representations, warranties, covenants or agreements in this Agreement or any other Transaction Document, or any such representation or warranty otherwise shall have become untrue, (B) such breach or failure of representations and warranties to be true (1) is not capable of cure prior to the End Date or (2) if capable of cure prior to the End Date, is not cured within 10 Business Days of delivery of written notice thereof from Buyer, and (C) whether considered individually or in the aggregate, such uncured breach or failure of representations and warranties to be true would result in a failure of the condition set forth in Section 6.3(a);

(ii) By the Representative upon delivery of written notice to Buyer if (A) Buyer shall have breached any of its representations, warranties, covenants or agreements in this Agreement or any other Transaction Document, or any such representation or warranty otherwise shall have become untrue, (B) such breach or failure of representations and warranties to be true (1) are not capable of cure prior to the End Date or (2) if capable of cure prior to the End Date, are not cured within 10 Business Days of delivery of written notice thereof from the Representative, and (C) whether considered individually or in the aggregate, such uncured breach or failure of representations and warranties to be true would result in a failure of the condition set forth in Section 6.4(a);

(c) End Date. By Buyer or the Representative upon delivery of written notice to the other if the Closing has not occurred on or before 5:00 p.m., Pacific time, on December 31, 2012 (the “End Date”);

(d) Essential Employees. By Buyer, if, at any time, any Essential Employee (i) does not continue to be employed by the Company any time prior to the Closing, (ii) does not accept an employment offer to be an employee of the Company (or Buyer or any of its Affiliates) after the Closing, or (iii) has given any notice or other indication that he or she is not willing or does not intend to be employed by Buyer or any of its Affiliates (as Buyer shall designate), after the Closing;

(e) Proceedings; Orders. By Buyer, if, an Action is pending before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit or to obtain damages or other relief (including rescission) in connection with the transactions contemplated by the Transaction Documents; or (ii) an injunction, judgment, order or decree has been entered and not subsequently dismissed or discharged with prejudice; or

(f) Material Adverse Effect. By Buyer upon delivery of written notice to the Representative if there shall have occurred a Material Adverse Effect.

8.2 Effect of Termination. Subject to the provisions of this Section 8.2, the rights of termination set forth above are in addition to any other rights a terminating party may have under this Agreement or the other Transaction Documents, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the foregoing sentence, in the event of any termination of this Agreement by either Buyer or the Representative as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or any of its or their Affiliates to any other Person by virtue of, arising out of or otherwise in connection with this Agreement or any other Transaction Document; provided, however, that (i) nothing in this Agreement or any other Transaction Document will relieve any party from any breach of this Agreement or any other Transaction Document prior to such termination or for fraud or Willful Misconduct, and (ii) Section 5.11 (Expenses), Section 5.13 (Confidentiality), Section 8.2 (Effect of Termination) and Article X (Miscellaneous) and any pre-termination breaches of such provisions shall survive any termination of this Agreement and each party shall be entitled to all remedies available at law or in equity in connection with any past or future breach of any such provision.

ARTICLE IX

DEFINITIONS

9.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental or Regulatory Authority shall be deemed to include reference to any successor thereto.

9.2 Certain Definitions.

“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.

“Adverse Consequences” means, with respect to any Person, any damage or any consequential damages incurred by a party as a result of a breach of an obligation of an Indemnifying Party, including any debt, Liability, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether or not arising out of a Third-Party Claim, including all amounts paid or other loss, together with the expenses incurred in responding thereto, and expenses incurred in connection with any action, demand, proceeding, investigation or claim by any third-party (including any Governmental or Regulatory Authority) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing, that would result in damages to the Buyer Indemnified Party.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Assumed Liabilities” means the Liabilities of the Company as set forth on Annex B.

“Auditor” means a mutually agreeable independent nationally recognized accounting firm.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of Nevada.

“Cause” means the separation of an employee’s employment for any of the following reasons: (a) the employee’s dishonesty or fraud; (b) the employee’s disclosure of confidential information regarding the Buyer or its Affiliates or other breach of the employee’s confidentiality obligations to the Buyer or its Affiliates; (c) the employee aiding a competitor or the employee’s other breach of the employee’s noncompetition or nonsolicitation obligations to the Buyer or its Affiliates, if any, below; (d) the employee’s use of controlled substances (not legally prescribed to such employee’s by a physician) or alcohol that interferes, in the sole discretion of the Buyer, with the performance of the employee’s duties; (e) the employee’s conviction of, or plea of no contest or nolo contendre to, any crime that discredits the Buyer or its Affiliates or is detrimental to the reputation or goodwill of the Buyer or its Affiliates; (f) the employee being found unsuitable for a gaming license or having a gaming license denied or revoked by any gaming regulatory authority in any jurisdiction as may be determined by the Buyer in its discretion; (g) the commission of an immoral, illegal or unethical act by the employee that reflects negatively on the Buyer or its Affiliates, or the employee engaging in willful misconduct; or (h) the employee’s violation of Buyer or its Affiliates policy, misconduct, insubordination, act of moral turpitude or gross negligence in the performance of the employee’s job duties which are potentially injurious to the Buyer or any of its Affiliates as determined in the sole discretion of the Buyer.

“Closing Payments” means the amount of accrued vacation and bonus owed to each of the Business Employees.

“Closing Working Capital” means the Working Capital as of the close of business on the day immediately preceding the Closing Date.

“Closing Working Capital Excess” means the amount by which Estimated Working Capital exceeds Target Working Capital.

“Closing Working Capital Shortage” means the amount by which Target Working Capital exceeds Estimated Working Capital.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.

“COBRA Liability” means all Liabilities arising under COBRA (i) in respect of any Business Employee (or any beneficiary or dependent thereof) who does not become a Transferred Employee, and (ii) arising on or prior to the Closing Date, with respect to any Transferred Employee (or any beneficiary or dependent thereof).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company that is, (i) used, or held for use, in or necessary for the conduct of the Business as heretofore or presently conducted, or (ii) material to the continued operation of the Purchased Assets following Closing.

“Company Product” means all products, technologies and services sold, offered for sale, licensed by the Company, or otherwise made available by the Company or currently under development by the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, filed in the name of, assigned to or applied for by, the Company that is, (i) used, or held for use, in or necessary for the conduct of the Business as heretofore or presently conducted, or (ii) material to the continued operation of the Purchased Assets following Closing.

“Company Technology” means all Technology owned or purported to be owned by the Company.

“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or any Member (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third-party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any associated withholding taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, bonus, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements).

“Competitive Business” means the business of designing, developing, distributing, licensing, marketing and operating multi-platform games via online and mobile distribution channels and is a leader in bingo and casino-themed games, which includes, but is not limited to the Buffalo Games.

“Confidential Information” means all information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Company or a Member as an owner of equity securities of the Company, as the case may be, in the performance of duties for, or on behalf of, any Company Entity or that relates to the business, products, services or research of any Company Entity or any of their investors, partners, affiliates, strategic alliance participants, officers, directors, employees or stockholders or their respective Affiliates, including, without limitation: (a) internal business information of any Company Entity (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, any Company Entity, its

Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third-party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of any Company Entity, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, any Company Entity; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s Intellectual Property and updates of any of the foregoing, provided that “Confidential Information” shall not include any information that the Members can demonstrate has become generally known to and widely available for use within the industry other than as a result of the acts or omissions of Members or a Person that Members have direct control over to the extent such acts or omissions are not authorized by Members in the performance of such Person’s assigned duties for Members.

“Contract” means any contract, commitment, agreement or other business arrangement (whether oral or written) including: (i) any distributor, sales, advertising, agency or manufacturer’s representative contract, (ii) any continuing contract for the purchase of materials, supplies, equipment or services over the life of the contract, (iii) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement, (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction, (v) any contract for capital, (vi) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract, (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, (viii) any contract with any person with whom the Company does not deal at arm’s-length, (ix) any contract that is not terminable by the Company upon 30 days (or less) notice by the Company without penalty or obligation to make payments based on such termination, (x) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, (xi) any agreement or contract relating to the use or occupancy of real property, or (xii) any employment, consulting, severance, change in control or similar agreement with any employee or other service provider of the Company.

“Deposit Materials” means any source code used in any Company Product or any related documentation.

“E&O Policy” means that certain Lloyd’s Insurance Policy Number [***] issued in the name of Buffalo Studios LLC, as the insured.

“Earnout Calculation Date” means any day prior to the earlier to occur of (i) [***] or (ii) [***].

“Earnout Payment Date” means the day that is five calendar days following the date on which the Earnout Statement shall be deemed to be final, binding and conclusive on Buyer and the Company pursuant to Section 1.6(e).

“Earnout Period” means [***].

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) of the Company or any ERISA Affiliate, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has or may have any obligation or liability, whether actual or contingent, including, without limitation, all personnel policy, collective bargaining, bonus (including transaction bonus), incentive compensation, stock option, restricted stock, phantom stock, stock unit, stock appreciation right, deferred stock, performance share, performance share unit, employee stock ownership, stock purchase, equity or equity-based phantom equity, deferred compensation, change in control, employment, consulting, retention, noncompetition, nondisclosure, vacation, holiday, sick leave, severance, retirement, supplemental retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, voluntary employees beneficiary, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation and other benefit or similar plan, policy, program, practice, agreement, understanding or arrangement, including any trust, escrow, funding, insurance or other agreement related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Essential Employees” means the Company employees set forth on Exhibit B.

“Excluded Assets” means the assets as set forth on Annex C.

“Excluded Contracts” means the Contracts as set forth on Annex D.

“Excluded Liabilities” means all Liabilities of the Company other than the Assumed Liabilities, including, without limitation:

(a) any Liability arising from any Indebtedness of the Company;

(b) any Liability arising from the Company Transaction Expenses;

(c) any Liability for (i) Taxes of any Seller for any Tax period, other than Property Taxes subject to Section 5.7(d), (ii) Taxes imposed on or with respect to the Purchased Assets or the Business for any Pre-Closing Tax Period, (iii) Taxes of any other Person for which any Seller has Liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (iv) Transfer Taxes allocated to Sellers pursuant to Section 1.9, (v) Property Taxes allocated to the Company pursuant to Section 5.7(d), and (vi) Taxes relating to the Excluded Assets, Excluded Contracts or the Excluded Liabilities;

(d) any Liability or obligation of the Company or any ERISA Affiliate relating to any current or former employee or other service provider of the Company or any of its Affiliates, or any dependent or beneficiary thereof, including without limitation (i) any Liability arising under any Employee Benefit Plan, including any Multiemployer Plan or other Pension Plan, (ii) any Liability that constitutes a Withdrawal Liability or COBRA Liability, except as provided in Section 5.4(b), (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by the Company or any of its Affiliates of any current or former employee or other service provider, (iv) any Liability for wages, remuneration, compensation (including any bonuses due any employee arising as a result of the transactions contemplated hereby), benefits, severance, vacation or other paid-time-off or other accrued obligations (A) associated with any employee or other service provider of the Company or any of its Affiliates (including any Business Employee) who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (B) with respect to any Transferred Employee, arising on or prior to the Closing Date, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation;

(e) any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

(f) any Liability under any Excluded Asset, Excluded Contract or Excluded Liability;

(g) any Liability arising out of or resulting from any breach of or default under any provision of any Contract by the Company occurring before or as a result of the Closing;

(h) any Liability arising out of or related to any Action or Proceeding against the Company or any Action or Proceeding which adversely affects the Purchased Assets or the Business and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

(i) any Liability of the Company resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement;

(j) any Liability related to actual or alleged infringement of third-party Intellectual Property by the manufacture, making, using, selling, offering for sale, importing of any of the Products prior to the Closing Date;

(k) any Liability related to any plant, office, facility, store, warehouse, improvement, administrative building and all real property that was owned, leased or operated by Company at any time prior to the Closing Date; and

(l) any Liability related to or arising from the use of the Purchased Assets in the Business on or prior to the Closing Date.

“Financial Statements” means (i) the unaudited consolidated balance sheet of the Company and its subsidiary on a consolidated basis for the period ended October 31, 2012 and the related unaudited consolidated statements of operations and cash flows of the ten-month period then ended, (ii) the unaudited consolidated statement of operations of the Company and its subsidiary on a consolidated basis for the period ended December 31, 2011 and (iii) the unaudited consolidated statement of operations of the Company and its subsidiary on a consolidated basis for the period ended December 31, 2010.

“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, computers (including software and computer peripherals), printers, servers, routers, automobiles, spare parts, supplies, equipment and other tangible personal property owned by the Company and used in or related to the Business, wherever located and including any such Fixtures and Equipment in the possession of any of the Company’s suppliers, affiliates or partners, including all warranty rights with respect thereto.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange and quotation service.

“Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means as to any Person, the principal amount of (plus any related accrued and unpaid interest, penalties, fees, prepayment premiums, breakage costs and other charges related thereto) of (i) all indebtedness for borrowed money or other interest-bearing indebtedness owed by such Person under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by such Person, (ii) all letters of credit, performance bonds or bankers acceptances, (iii) indebtedness of any Person of the types described in clause (i) guaranteed, directly or indirectly, in any manner by such Person, (iv) all indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise, (v) all indebtedness secured by a security interest, pledge or mortgage on such Person’s assets, (vi) all capitalized lease obligations, synthetic lease obligations and sale leaseback obligations, whether secured or unsecured, and (vii) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions, and, as to the Company.

“Insurance Policies” means the insurance policies related to the Purchased Assets as set forth on Schedule 2.17.

“Intellectual Property” means (a) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (b) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (c) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression (including computer software, Open Source Software, source code, executable code, data, databases and documentation), (d) mask work rights and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (e) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), technology, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes (including manufacturing and production processes), and invention disclosures, (f) industrial designs (whether or not registered), (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefor, (h) URL and domain name registrations, (i) usernames in connection with online, mobile and computer platforms and services; (j) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (k) all rights in all of the foregoing provided by treaties, conventions and common law, (l) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (m) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“knowledge” means with respect to any Person the actual knowledge after due inquiry of any director, governing body member or executive officer of such Person; provided, however, that, in the case of the Company, “knowledge” means the actual knowledge of Christie S. Tyler, Michael DeMartino, Ethan Burnside, Salim Mitha, Brooke Olson and Barry Sohl.

“Law or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liability” means all direct or indirect indebtedness, liabilities, assessments, claims, losses, damages, deficiencies, obligations or responsibilities, expenses (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, whether fixed or unfixed, choate or inchoate, known or unknown, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Loss” damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements (including, without limitation, any amount of liability paid, incurred, or offset by way of settlement agreement or any other settlement consideration, whether liquidated in amount or not) and other losses (including consequential damages) and fees and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) in connection with any Action or Proceeding, Third-Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence (which with respect to breaches of any representations or warranties shall be no later than the Closing).

“Material Adverse Effect” means a materially adverse effect on the Company’s business, condition (financial or other), properties, prospects or results of operations, taken as a whole, whether as a result of an act of God, fire, flood, accident, casualty, war, labor disturbance, legislation or other event, occurrence or non-occurrence, or the ability of the Company or the Stockholders to consummate the transactions contemplated by this Agreement.

“Member” means a Member as defined in the Operating Agreement.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“Net Bookings” means [***].

“Non-Critical Software” means off-the-shelf software for use on personal computers licensed on a non-exclusive basis in object-code format that is made generally available on standard terms and that has an individual acquisition cost of $2,000 or less.

“Open Source Software” means any Software (including source code, object code, libraries and middleware) that (a) contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g., Linux) or under similar licensing or distribution models; (b) may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or (iii) be redistributable at no charge; and/or (c) is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), Mozilla Public License or other similar licensing arrangements that (i) require, or condition the use or distribution of such software or derivatives thereof on, the disclosure, licensing, or distribution of any source code for any portion of such software or derivatives thereof or (ii) otherwise impose any limitation, restriction, or condition on the licensee’s right or ability to use, license or distribute any such software or derivatives thereof.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of Buffalo Studios LLC dated as of December 24, 2010, as the same has been amended from time to time.

“Option” means each option to purchase Units.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.

“Pension Plan” means any Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

“Permitted Lien” means (a) any Liens for Taxes, assessments or other governmental charges not yet due and payable; and (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Properties so encumbered or the Company, taken as a whole.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Data” means any data from which a living individual can be identified.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes, intangible property Taxes and similar ad valorem Taxes.

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” means the amount to be paid by Buyer to the Members in the Asset Purchase pursuant to Section 1.2 hereof, which amount is subject to adjustment as set forth in Section 1.4 and Section 1.5 hereof.

“Registered Intellectual Property” shall mean all United States, international, foreign and other non-US Intellectual Property Rights that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental or Regulatory Authority.

“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.

“Representatives” means officers, directors, employees, Affiliates, Associates, attorneys, investment bankers, financial advisers, agents and other advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“San Francisco Studio” means the Company’s studio located at 550 15th Street, San Francisco, California 94103 and which is developing the Company’s Faro Blitz game.

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means any Person, whether or not existing on the date hereof, in which the Company or Buyer, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest, or voting power of or in such Person.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation.

“Target Working Capital” means an amount equal to $0.00.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes filed or required to be filed with any Tax Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means copies and tangible embodiments of Intellectual Property, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, databases, invention disclosures, processes, prototypes, samples, studies, and all know-how and works of authorship.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Transition Services Agreement, the Retention Agreements, the Option Cancellation Agreements, the Escrow Agreement, the Confidentiality and Noncompetition Agreements and such other instruments, documents and agreements necessary to consummate this transaction.

“Unvested Option” means each Option outstanding and unexercised as of immediately prior to the Closing that is unvested and may not be exercised by the holder thereof prior to the Closing or on account of the Closing.

“Vested Option” means (i) each Option outstanding and unexercised as of immediately prior to the Closing that is vested and may be exercised by the holder thereof prior to the Closing or becomes vested on account of the Closing and, solely for purposes of calculating the Earnout Option Payment, (ii) such Options that would have otherwise vested as of the Closing.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

“Willful Misconduct” means any action taken consciously and willfully that is deliberately malicious or that violates a Law.

“Withdrawal Liability” means Liability to a Multiemployer Plan under Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, as of any date of determination, the excess of the Company’s total current assets to the extent related to or used in the Business, on a consolidated basis as of such date, over the Company’s total current liabilities to the extent related to or used in the Business, on a consolidated basis as of such date, in each case without duplication, determined using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet (excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby). Notwithstanding the foregoing, Working Capital shall specifically not include: [***].

ARTICLE X

MISCELLANEOUS

10.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.

10.2 Entire Agreement. This Agreement, including the exhibits hereto and the Company Disclosure Schedule, and the other Transaction Documents, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

10.3 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by the Sellers without the prior written consent of Buyer and any attempt to do so shall be void. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the Asset Purchase, the Company and Buyer agree that Buyer shall be entitled to assign their rights, duties and obligations hereunder, including Buyer’s obligation to purchase the Purchased Assets, to any one or more Subsidiaries or Affiliates of Buyer, provided that no such assignment shall relieve Buyer from its duties and obligations under this Agreement.

10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10.5 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by electronic mail or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to Buyer:

Delta Two Holdings, LLC

c/o Caesars Interactive Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile No.: (702) 888-1853

Attn: Michael D. Cohen, Senior Vice President, General

Counsel and Corporate Secretary

Email: micohen@caesars.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, California 92626

Facsimile No.: (714) 755-8290

Attn: Michael A. Treska

Email: michael.treska@lw.com

If to the Representative or the Company:

Buffalo Studios LLC

21452 Paseo Portola

Malibu, CA 90265

Attn: Christie S. Tyler

Email: tylercs2@yahoo.com

with a copy (which shall not constitute notice) to:

Jackson Walker L.L.P.

901 Main Street, Suite 6000

Dallas, Texas 75202

Facsimile No.: (214) 953-6187

Attn: Richard F. Dahlson

Email: rdahlson@jw.com

Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address, e-mail or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.

10.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.8 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each party hereto agrees that (i) this Agreement involves at least $100,000.00 and (ii) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.6.

10.9 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Buyer and the Representative. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.

10.11 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or province having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13 Cumulative Remedies. Except as otherwise specifically provided in this Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

10.14 Construction. Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision). When reference is made in this Agreement to information that has been “made available” or “provided to” the Buyer or its Representatives, that shall mean that such information was contained in the electronic data room provided by Merrill Corporation no later than 5:00 p.m., Pacific Time, on the date three Business Days prior to the date of this Agreement. The Disclosure Schedules are hereby incorporated by reference into the sections in which they are directly referenced and nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail.

10.15 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

10.16 Representation by Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

10.17 Representative.

(a) The Company hereby irrevocably constitutes and appoints Christie S. Tyler (“Tyler”), as the Representative. As such, Tyler is authorized to act on behalf of the Company in connection with the transactions contemplated by the Transaction Documents, and in particular, and without limitation, to:

(i) take any and all actions (including, without limitation, executing and delivering any documents, incurring any costs and expenses on behalf of the Members) and make any and all determinations which may be required or permitted in connection with the post-closing implementation of this Agreement and related agreements and the transactions contemplated hereby and thereby;

(ii) give and receive notices and communications thereunder;

(iii) negotiate, defend, settle, compromise and otherwise handle and resolve any and all claims and disputes with Buyer and any other Buyer Indemnified Party arising out of or in respect of the Transaction Documents, including, without limitation, claims and disputes pursuant to Sections 1.4 and 1.6 and Article VII of this Agreement;

(iv) receive all notices under the Transaction Documents;

(v) retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to the Transaction Documents and the transactions contemplated hereby and thereby; and

(vi) to make any other decision or election or exercise such rights, power and authority as are incidental to the foregoing.

(b) Each of the Members acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Representative, such Member shall be bound by such documents as fully as if such Member had executed and delivered such documents.

(c) Upon the death, disability or incapacity of the initial Representative appointed pursuant to Section 10.17(a), the Company shall appoint a successor Representative. The Representative may resign at any time; provided, however, that it must provide the Company prior written notice of such decision to resign. The Representative shall not receive compensation for service in such capacity.

(d) Any and all actions taken or not taken, exercises of rights, power or authority and any decision or determination made by the Representative in connection herewith shall be absolutely and irrevocably binding upon the Company as if the Company had taken such action, exercised such rights, power or authority or made such decision or determination in its individual capacity, and Buyer may rely upon such action, exercise of right, power, or authority or such decision or determination of the Representative as the action, exercise, right, power, or authority, or decision or determination of such Person, and the Company shall not have the right to object, dissent, protest or otherwise contest the same. Buyer is hereby relieved from any liability to any Person for any acts done by the Representative and any acts done by Buyer in accordance with any decision, act, consent or instruction of the Representative.

(e) Each Member shall indemnify the Representative, in proportion to such Member’s percentage ownership of the Company as of the Closing, against all Losses arising out of or in connection with any claim or in connection with any appeal thereof, relating to the acts or omissions of Representative hereunder, under the Escrow Agreement or otherwise, except for such Losses that arise from the Representative’s gross negligence or willful misconduct.

10.18 Buyer Parent Guarantee. Buyer Parent guarantees Buyer’s obligations hereunder solely during the period commencing on the date of this Agreement and ending on the date on which the Earnout Amount is paid, including the payment of the Purchase Price (as reduced or increased, as applicable, by the Adjustment Amount) and the Earnout Amount, if any. Buyer Parent shall be entitled to all defenses against this guarantee that would be available to Buyer. Buyer Parent’s obligations under this Agreement are strictly limited to those expressly set forth in this Section 10.18; provided that Buyer Parent agrees to be bound by the provisions of this Article X. Buyer Parent executes this Agreement solely for purposes of this Section 10.18.

(Remainder of this page intentionally left blank; signatures begin on the next page.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DELTA TWO HOLDINGS, LLC

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	SVP

CAESARS INTERACTIVE ENTERTAINMENT, INC.

By:	/s/ Craig Abrahams
Name:	Craig Abrahams
Title:	CFO

Signature Page to Asset Purchase Agreement

BUFFALO STUDIOS LLC

By:	/s/ Christie S. Tyler
Name:	Christie S. Tyler
Title:	Chief Executive Officer

REPRESENTATIVE

By:	/s/ Christie S. Tyler
Name:	Christie S. Tyler

The Tyler Management Trust

By:	/s/ Christie S. Tyler
Name:	Christie S. Tyler
Title:	Trustee

The Veronica Watts Tyler 2011 Trust

By:	/s/ Veronica Watts Tyler
Name:	Veronica Watts Tyler
Title:	Trustee

The Victor William Tyler 2011 Trust

By:	/s/ Victor William Tyler
Name:	Victor William Tyler
Title:	Trustee

Full Card Interactive, LLC

By:	/s/ Kent A. Vander Kamp
Name:	Kent A. Vander Kamp
Title:	Managing Member

Signature Page to Asset Purchase Agreement

Alex Krivicich

By:	/s/ Alex Krivicich

KPC LLC

By:	/s/ Peter Wilson
Name:	Peter Wilson
Title:	Manager

Peter Wilson

By:	/s/ Peter Wilson

The Flegel Family 2012 Trust U/D/T March 28, 2012

By:	/s/ Jeffrey S. Flegel
Name:	Jeffrey S. Flegel
Title:	Trustee

Peter Kearns

By:	/s/ Peter Kearns

David Steiner

By:	/s/ David Steiner

Michael Marchetti

By:	/s/ Michael Marchetti

Michael DeMartino

By:	/s/ Michael DeMartino

Signature Page to Asset Purchase Agreement

Ethan Burnside

By:	/s/ Ethan Burnside

Batoros, Inc.

By:	/s/ Barbara S. Rosaasen
Name:	Barbara S. Rosaasen
Title:	President

Keith Dillon

By:	/s/ Keith A. Dillon

Robert Lawrence

By:	/s/ Robert Lawrence

Michael Greenblatt

By:	/s/ Michael Greenblatt

Nicola Geretti

By:	/s/ Nicola Geretti

Ruben Sandoval

By:	/s/ Ruben Sandoval

Signature Page to Asset Purchase Agreement